Exhibit 10.16

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of June 20, 2024 (the “Effective Date”) by and between AprilBio Co., Ltd., a company organized under the laws of the Republic of Korea (“AprilBio”), and Evommune, Inc., a corporation organized under Delaware law (“Evommune”). Each of AprilBio and Evommune may be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, AprilBio has developed certain technology and owns certain intellectual property rights relating to the Compound (as defined below);

WHEREAS, Evommune is engaged in the research, development, and commercialization of pharmaceutical products; and

WHEREAS, Evommune desires to license from AprilBio and AprilBio wishes to license to Evommune, on an exclusive basis, the right to Develop (as defined below) the Compound and Product (as defined below) and Commercialize (as defined below) the Product in the Field (as defined below) in the Territory (as defined below).

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1

“Accounting Standards” means (a) with respect to Evommune, that Evommune shall maintain records and books of accounts in accordance with US GAAP, and (b) with respect to AprilBio, that AprilBio shall maintain records and books of accounts in accordance with IFRS, in each case, consistently applied.

1.2

“Acquirer” means any Third Party that is a counterparty in any Change of Control transaction, including such Third Party’s Affiliates (excluding AprilBio and its Affiliates that (a) exist prior to the consummation of such Change of Control, and (b) are formed after the consummation of such Change of Control and are directly or indirectly wholly-owned by AprilBio).

1.3

“Acquirer Intellectual Property” means any Patents and Know-How Controlled by any Acquirer of AprilBio (a) immediately prior to the consummation of such Change of Control, and (b) except as provided in Section 12.3(b), from and after the consummation of such Change of Control.

1.4

“Additional Revenue” means any consideration received by Evommune or its Affiliates in connection with the grant of a sublicense, sale of assets, or similar transaction to exploit the Licensed Technology to Develop and Commercialize Products or otherwise exploit the Compound in the Field in a territory that includes a Major Geography that is: (a) in excess of [***]; (b) in excess of [***]; or (c) in addition to [***]; in any event, (i) including, in any case, [***], but (ii) excluding [***].

1.5	“Adverse Event” means any untoward medical occurrence associated with the use of the Product, whether or not considered drug related.

1.6

“Affiliate” means a Person that controls, is controlled by, or is under common control with another Person, but only for so long as such control exists. For the purposes of this Section 1.6, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct the management and policies of such Person, by the ownership of more than fifty percent (50%) of the voting stock of such Person. Notwithstanding the foregoing, the term “Affiliate” shall not include any venture capital or other investment fund, registered investment company, investment, or account now or hereafter existing that is controlled by one (1) or more general partners, managing members, or investment advisor of, or shares the same management company or investment adviser with, a Person.

1.7

“Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against a Party are instituted under any bankruptcy or insolvency Law, which proceedings, if involuntary, shall not have been dismissed within [***] days after the date of filing; (b) a receiver or custodian is appointed for such Party or its assets; (c) proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation, or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within [***] days after the date of filing or commencement; or (d) substantially all of the assets of such Party are seized or attached and not released within [***] days thereafter.

1.8

“Biosimilar Product” means, for any Product, (a) for the U.S. market, any biological product that is approved by the FDA as biosimilar or interchangeable to the Product as a reference product under subsection (k)(4) of Section 351 of the PHSA for any of the same Indications as such Product, and (b) for all other jurisdictions, any biologic product that (i) is approved for marketing and sale for human therapeutic use pursuant to a framework that is analogous to Section 351(k) of the PHSA with reference to such Product, and (ii) is sold by a Third Party that is not a licensee or sublicensee of Evommune or one of its Affiliates.

1.9

“BLA” means a Biologics License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation), as may be amended from time to time, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.10

“Bona Fide Program” means a program for which [***], as the case may be, [***], or if [***], [***]; provided that if [***]and either (a) [***], or (b) [***], in either case ((a) or (b)), [***], then [***].

1.11	“Business Day” means a day other than Saturday or Sunday on which banking institutions in New York, New York and Seoul, Korea are open for business.

1.12

“Calendar Quarter” means each three (3)-month period commencing January 1, April 1, July 1, or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.13

“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.14	“Cessation of Active Development” means (a) [***], (b) [***], or (c) [***], except if there is, in the case of either (a), (b), or (c), [***].

1.15

“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one (1) or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Person’s stock or the issuance, sale, or exchange of stock of such Person) if the shareholders of such Person immediately prior to such initial transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one (1) or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of such Person’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors.

1.16	“Clinical Hold” means an order issued by any Regulatory Authority to the sponsor of a proposed or ongoing clinical investigation to delay or suspend such clinical investigation.

1.17

“Clinical Trial” means a clinical trial in human subjects that is designed to evaluate the safety and/or efficacy of the Product. Clinical Trials shall include, without limitation, Phase I Clinical Trials, Phase Ib Clinical Trials, Phase II Clinical Trials, Phase IIb Clinical Trials, and Phase III Clinical Trials.

1.18	“Combination Product” means a Product that includes one (1) or more active ingredients in addition to the Compound.

1.19

“Commercialization” or “Commercialize” means any and all activities directed to (a) the using, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, including manufacturing activities that are required for the foregoing, (b) interacting with Regulatory Authorities regarding the foregoing, (c) obtaining Price Approval, and (d) Clinical Trials conducted after obtaining Regulatory Approval of the Product.

1.20

“Commercially Reasonable Efforts” means: (a) with respect to the efforts and resources to be expended by a Party with respect to any objective, such efforts and resources as a biopharmaceutical company would use to accomplish a similar objective under similar circumstances; and (b) with respect to the efforts and resources to be expended by a Party with respect to the Development or Commercialization of the Product, such efforts that a biopharmaceutical company would use with respect to the development or commercialization of a product at a similar stage in its product life as the Product, taking into account, without limitation, commercial, legal, and regulatory factors, product labeling, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of the Product, the strength of its proprietary position, and such other factors as would reasonably be considered, all based on conditions then prevailing, but excluding such Party’s financial obligations under this Agreement. The term “Commercially Reasonable” shall have a correlative meaning to that of Commercially Reasonable Efforts.

1.21

“Competing Product” means, other than the Compound and the Product, any compound or product that is intended to bind, functionally inhibit, and/or otherwise modulate IL-18 (whether singularly or together with other targets), including, without limitation [***].

1.22

“Compound” means a fusion protein of a recombinant Serum Albumin Fab-Associated (SAFA) fragment antigen-binding (Fab) protein linked to only one (1) bioactive moiety which is an Interleukin-18 binding protein (IL-18BP) as described in the patent application identified in Schedule 1.22, which is currently identified by AprilBio as APB-R3.

1.23

“Compulsory License” means a compulsory license under the Licensed Technology obtained by a Third Party through the order, decree, or grant of a competent Governmental Body or court (including any march-in rights under U.S. law), authorizing such Third Party to Commercialize a Product in the Field in any country in the Territory.

1.24

“Confidential Information” of a Party, means non-public, confidential, or proprietary information relating to the business, operations, or products of a Party or any of its Affiliates, including any Know-How or Licensed Technology, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement. Notwithstanding the foregoing, (a) AprilBio Inventions shall be deemed to be the Confidential Information of AprilBio, and Evommune shall be deemed to be the receiving Party and AprilBio shall be deemed to be the disclosing Party with respect thereto, and (b) Evommune Inventions shall be deemed to be the Confidential Information of Evommune, and AprilBio shall be deemed to be the receiving Party and Evommune shall be deemed to be the disclosing Party with respect thereto.

1.25

“Controlled” means, with respect to Patents or Know-How, that a Person or one of its Affiliates owns or has a license or sublicense to such Patents or Know-How and has the ability to grant a license or sublicense to such Patents or Know-How as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, AprilBio and its Affiliates will not be deemed to Control any Acquirer Intellectual Property unless, and solely to the extent that, such Acquirer Intellectual Property (a) is (i) used by AprilBio or its Affiliates or the Acquirer to perform AprilBio’s obligations under this Agreement, or (ii) in the case of Acquirer Intellectual Property that is Know-How, disclosed by or on behalf of AprilBio or its Affiliates or the Acquirer to Evommune under this Agreement, and (b) is deemed to be Controlled by AprilBio in accordance with Section 12.3.

1.26

“Cover,” “Covering,” or “Covered” means, with respect to a Product, that the Development or Commercialization of such Product would, but for the license granted under this Agreement, infringe a Valid Claim.

1.27

“Current Product” means the pharmaceutical product containing the Compound in the form under Development by AprilBio as of the Effective Date through [***], including customary, future changes to support manufacture and scale-up of such pharmaceutical product.

1.28

“Data Protection Laws” means all Laws regarding the processing of Personal Data, including but not limited to the Republic of Korea’s Personal Information Protection Act of 2011 (as amended in 2023), the European Union’s General Data Protection Regulation (2016/679), the California Consumer Privacy Act of 2018, as amended, and all other U.S. state consumer and health privacy laws, and all rules and regulations promulgated under any of those Laws, as may be applicable.

1.29

“Development” or “Develop” means, with respect to the Product, the performance of all pre-clinical and clinical research and development (including toxicology, pharmacology, test method development, and stability testing, manufacturing process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding Clinical Trials conducted after obtaining Regulatory Approval of the Product), manufacturing, and regulatory activities that are required to obtain Regulatory Approval of the Product in the Territory.

1.30	“Development and Manufacturing Contracts” means the contracts set forth on Schedule 1.30.

1.31	“EMA” means the European Medicines Agency or a successor agency thereto.

1.32	“Europe” means the United Kingdom, Germany, Italy, France, Spain, and any other country or jurisdiction in the European Union or within the territory set by the Council of Europe.

1.33

“European Commission” means the authority within the European Union that has the legal authority to grant Marketing Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.34	“European Union” or “EU” means the European Union, as may be redefined from time to time.

1.35	“Evommune Competitor” means any company that [***].

1.36	“Executive Officers” means, together, the Chief Executive Officer of Evommune and the Chief Executive Officer of AprilBio.

1.37

“Existing IL-18 Programs” means, AprilBio’s early stage research and development of: (a) a molecule that is intended to bind, functionally inhibit, and/or otherwise modulate IL-18 [***], which is [***]; and (b) [***], which is [***].

1.38	“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.39	“Field” means the prevention, treatment, control, and/or diagnosis of any and all disorders, diseases, and/or conditions in humans and animals.

1.40

“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Product in such country to a bona fide Third Party by or on behalf of Evommune, or any of its Affiliates or Sublicensees, in each case, after all Regulatory Approvals have been obtained in such country.

1.41

“FTE” means, with respect to an individual, the equivalent of the work of one (1) employee (which might include temporary workers) working full-time under this Agreement for one (1) year (consisting of at least a total of [***] hours per year (excluding vacations and holidays)). One (1) FTE may constitute work performed by an individual whose time is dedicated solely to an individual activity hereunder, or may comprise the efforts of several individuals, each of whom dedicates only part of his or her time to work on an individual activity hereunder.

1.42

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

1.43	“IFRS” means the International Financial Reporting Standards.

1.44

“IND” means an investigational new drug application, or its equivalent outside the United States, submitted to an applicable Regulatory Authority for approval to commence Clinical Trials in a given jurisdiction, where needed.

1.45

“IND Acceptance” means, with respect to an IND filed with the FDA, either (a) expiration of the thirty (30)-day period following the date the FDA receives such application, unless the FDA notifies the sponsor that the investigations described in the application are subject to a Clinical Hold or otherwise communicates a proposed study is not permitted to proceed; or (b) earlier notification by the FDA that the clinical investigations in the IND may begin. If the FDA issues a Clinical Hold, IND Acceptance shall be the date the hold issues are satisfactorily resolved, as evidenced by the FDA issuing a subsequent “study may proceed” letter or otherwise communicating to the sponsor that the study is permitted to proceed.

1.46

“Indication” means the prevention, diagnosis, mitigation, treatment, or cure of a discrete clinically recognized form of a disease or condition. Treatment of different subpopulations within a population of patients having a disease or condition may be treated as separate Indications for purposes of this Agreement if [***].

1.47

“Invention” means any Know-How that is first created, conceived, discovered or made, in each case by or on behalf of a Party or the Parties, or its or their Affiliates or sublicensees (individually or jointly, as applicable) in the course of performing activities under this Agreement, in each case, including all rights, title, and interest in and to the intellectual property rights therein.

1.48

“Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, Regulatory Filings, methods, processes (including manufacturing processes, specification, and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a Patent. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright or rights protecting such Know-How. “Know-How” excludes Patents.

1.49	“Knowledge” means, with respect to a matter that is the subject of a given representation or warranty of AprilBio, [***]. “Knowingly” means with Knowledge.

1.50

“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the binding effect of law of any Governmental Body that may be in effect from time to time and applicable to the conduct of this Agreement, including, as applicable, the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.), as amended from time to time, and any regulations promulgated thereunder; the PHSA, as amended from time to time, and any regulations promulgated under this Agreement; Prescription Drug Marketing Act of 1987 (21 U.S.C. §§331, 333, 353, 381); the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335(a) et seq.); the U.S. Patent Act (35 U.S.C. §1 et seq.); Directive 2001/83/EC, Parliament and Council Regulation No. (EC) 726/2004, Directive 2003/94/EC; the Federal False Claims Act (31 U.S.C. §3729 et seq.); the Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.); Anti-Corruption Laws; applicable Data Protection Laws; laws, rules, regulations, and ordinances relating to the conduct of Clinical Trials, the use of investigational drugs in humans, and good clinical and medical practice; and environmental, health, and safety laws; all as amended from time to time.

1.51

“Licensed Know-How” means all Know-How that is Controlled by AprilBio or its Affiliates, as of the Effective Date or during the Term, and is necessary or reasonably useful in the Development or Commercialization of the Compound and/or Product.

1.52

“Licensed Patents” means the Patents, including the Patents listed in Schedule 1.52, containing claims that Cover the Commercialization of the Compound or Product, in each case, to the extent any such Patents are Controlled by AprilBio or its Affiliates, as of the Effective Date or during the Term, and that claim a benefit or priority directly or indirectly to, or have a common benefit or priority date with, any of the Patents listed in Schedule 1.52.

1.53	“Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.54

“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R.§ 314.3 et seq, a BLA submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 601, and any equivalent application submitted in any country in the Territory, including all additions, deletions, or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.55	“Major Geography” means the United States and/or Europe.

1.56	“Marketing Approval” means any and all Regulatory Approvals together with any applicable Price Approvals.

1.57

“Net Sales” means the gross amounts invoiced by Evommune or any of its Affiliates or Sublicensees for sales of Product to Third Party purchasers (including distributors of Evommune or any of its Affiliates or Sublicensees selling such Product) in an arm’s-length transaction for the sale or disposition of such Product, less the sum of the following deductions with respect to such sales that are documented as a deduction in accordance with its Accounting Standards and actually incurred, allowed, accrued, paid, or taken and are allocated with respect to such sale or disposition:

(a) trade, cash and/or quantity discounts, allowances, and credits for the Product, allowed in customary amounts in the trade;

(b) excise Taxes, use Taxes, tariffs, sales Taxes and customs duties and/or other Taxes (including value added Taxes), government charges or fees imposed on the sale of the Product, but specifically excluding, for clarity, any income or corporation Taxes assessed against or by reference to the income or profit arising from such sales or any withholding Taxes;

(c) compulsory or negotiated payments and cash rebates or other expenditures to Governmental Bodies (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs for the Product, including, but not limited to, pay-for-performance agreements, risk sharing agreements, and government-levied fees as a result of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 or any other successor program;

(d) rebates, returns, chargebacks, and discounts (or equivalent thereof) of the Product provided to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, governmental authorities, or their agencies or purchasers, reimbursers, or trade customers;

(e) freight, insurance costs, and other transportation charges; and

(f) administrative fees paid to group purchasing organizations or pharmaceutical benefit managers.

If a Product under this Agreement is sold in the form of a Combination Product, then Net Sales for such Combination Product shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Compound or Product and the other ingredient in the Combination Product, as reflected in their respective market prices. In case of disagreement, such relative value contributions shall be determined by the dispute resolution procedures set forth in ARTICLE 11.

For clarification, sale of Product by Evommune or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales.” Further, transfers or dispositions of Product: (w) in connection with patient assistance programs; (x) for charitable or promotional purposes (including samples); (y) for preclinical, clinical, or other scientific testing purposes or under so-called “named patient,” “compassionate use,” or other limited access programs; or (z) for use in any tests or studies reasonably necessary to comply with any Law or written request by a Regulatory Authority shall not, in each case of (w) through (z), be deemed sales of such Product for purposes of this definition of “Net Sales.”

All the aforementioned deductions shall only be allowable to the extent they are commercially reasonable and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount verifiable based on Evommune’s and its Affiliates’ and Sublicensees’ (including distributors’) reporting system, in accordance with its Accounting Standards consistently applied from time to time. In no event will any particular amount identified above be deducted more than once in calculating Net Sales. In no event will any particular amount identified above result in an adjustment that exceeds the Net Sales amount such that AprilBio would owe Evommune a payment for such adjustment.

1.58	“[***]” means [***]. Notwithstanding the foregoing, for purposes of this Agreement, [***].

1.59	“Non-Product Licensed Patents” means Licensed Patents with claims that Cover the Compound and/or Product, and that are not Product Licensed Patents.

1.60	“Out-of-Pocket Expenses” means expenses actually paid by a Party or its Affiliate to any Third Party.

1.61

“Patents” means: (a) patent applications and issued patents therefor and equivalent rights (including any provisional applications, re-examinations, continuations, continuations-in-part claiming the same subject matter, extensions, term restorations, divisionals, reissues, renewals, and any issued patents resulting therefrom); and (b) corresponding international patent applications, including supplementary protection certificates, or other administrative protections.

1.62

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, or other business entity, or any government or agency or political subdivision thereof.

1.63

“Personal Data” means any information relating to, directly or indirectly, an individual or household that is collected, accessed, used, disclosed, or otherwise processed by Evommune, and includes information included in the definition of the terms “personal information,” “biometric identifier,” or other similar terms under any applicable Data Protection Laws.

1.64

“Phase I Clinical Trial” means a human clinical trial in any country that satisfies the requirements of 21 C.F.R. 312.21(a) or that would satisfy the equivalent requirements in a jurisdiction other than the United States.

1.65

“Phase Ib Clinical Trial” means a Phase I Clinical Trial in any country that is designed to explore a surrogate efficacy endpoint and produce safety, pharmacokinetics, and exploratory pharmacodynamics results.

1.66

“Phase II Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(b) or that would satisfy the equivalent requirements in a jurisdiction other than the United States. For clarity, a Phase II Clinical Trial shall include any clinical trial (or portion thereof) designated as a “Phase 2a” clinical trial or “Phase 2b” clinical trial.

1.67

“Phase IIb Clinical Trial” means a Phase II Clinical Trial in any country that is designed to further evaluate the safety, efficacy, and dosing of a Product that was studied in a prior Phase II Clinical Trial in the same target patient population with dosing regimen and duration, clinical endpoints, study design, and sample size sufficient to enable the initiation of Phase III Clinical Trials.

1.68

“Phase III Clinical Trial” means a pivotal human clinical trial in any country, the results of which are intended to be used to establish safety and efficacy of a Product as a basis for a Regulatory Approval in the Territory or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(c) or, in the event that such pivotal human clinical trial is intended to support an MAA in a jurisdiction other than the United States, that would satisfy the equivalent requirements in such jurisdiction.

1.69	“PHSA” means the Public Health Services Act, 42 U.S.C. §§ 201-291n.

1.70

“POC Development Plan” means a proof-of-concept development plan that is mutually agreed by the Parties, as may be amended from time to time in accordance with the terms hereof, that sets forth in reasonable detail (a) all Development activities to be conducted by the Parties for the POC Study, (b) associated estimated timelines to complete such activities, (c) the POC Study Budget, and (d) the POC Success Criteria. The POC Development Plan in effect as of the Effective Date is attached to this Agreement as Exhibit A.

1.71	“POC Study” means [***], as described in the POC Development Plan and provided for in the POC Study Budget.

1.72

“POC Study Budget” means the budget for the POC Study, which will be limited to all operational costs for the POC Study, all bioanalytical study costs for the POC Study, the costs to engage or hire a project manager and chemistry, manufacturing, and controls (CMC) consultant, and other customary, documented, internal and out-of-pocket costs and expenses.

1.73	“POC Success Criteria” means a criteria for [***], and thereby facilitating a decision to advance the Product after completion of the POC Study, as attached to this Agreement in Exhibit A.

1.74

“Price Approvals” means, in those countries in the Territory where Regulatory Authorities are legally required to approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such pricing and/or pricing reimbursement approval or determination.

1.75

“Product” means a pharmaceutical product containing or comprising the Compound, in any dosage form, presentation, or formulation, and whether alone, or in combination with, one (1) or more other pharmaceutically active or inactive ingredients; provided, however, that any license grant or rights under this Agreement do not apply to such other ingredients. For clarity, Product does not include any compounds or products that use or are Covered by Patents or Know-How Controlled by AprilBio or its Affiliates other than the Compound.

1.76

“Product Licensed Patents” means Licensed Patents with claims that solely Cover the Compound and/or Product and that do not have claims that Cover any other compound or product. For clarity, as of the Effective Date, there are no Product Licensed Patents, however, subject to provisions of Section 6.4(d), the Parties intend to pursue one (1) or more existing Non-Product Licensed Patents to yield at least one (1) Product Licensed Patent as promptly as practicable following the Effective Date and as set forth in more detail in Schedule 6.4(d).

1.77

“PRV Net Proceeds” means any consideration (whether in the form of cash, equity, or other form of value) received by Evommune or any of its Affiliates or Sublicensees in connection with the sale of a PRV, less those customary transaction expenses incurred by Evommune or its Affiliates in connection with such sale, including reasonable legal, accounting, financial advisory, and consulting fees and expenses and, in any event, excluding all Development costs incurred by or on behalf of Evommune, its Affiliates, or Sublicensees in obtaining the Regulatory Approval giving rise to such PRV.

1.78

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority (excluding Price Approvals), necessary for the Development or Commercialization of Product in a particular country or jurisdiction. For clarity, Regulatory Approval shall include approval of an MAA by the applicable Regulatory Authority.

1.79

“Regulatory Authority” means: (a) in the US, the FDA; (b) in the EU, the EMA, or the European Commission; or (c) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.

1.80

“Regulatory Exclusivity” means, with respect to any country, any exclusive marketing rights or exclusivity protection conferred by an applicable Regulatory Authority or other Governmental Body in such country with respect to a compound or pharmaceutical product, including any regulatory protection exclusivity (including any orphan drug designation or pediatric exclusivity) and any extensions to any such exclusivity rights. For the avoidance of doubt, Regulatory Exclusivity does not include Patent rights.

1.81

“Regulatory Filings” means (a) any regulatory applications, submissions, dossiers, notifications, registrations, or other filings made to or with, or Marketing Approvals or MAAs or other approvals, registration, licenses, or authorizations granted by, a Regulatory Authority that are necessary or reasonably useful in order to Develop or Commercialize a Product in a particular country or regulatory jurisdiction, and (b) all material correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority.

1.82	“Representatives” means, with respect to a Party, such Party’s employees, consultants, contractors, advisors, and agents.

1.83

“Right of Reference” means the right to use and/or allow a Regulatory Authority in a specified region or territory to reference data, regulatory filings, and other information from Clinical Trials with respect to products, clinical data, and/or Regulatory Filings that are Controlled by the granting Party (or, as applicable, its Affiliates) for the purpose of (a) supporting a Regulatory Approval for a product or any other compound or product, as applicable, in such region or territory, or (b) otherwise supporting an audit by a Regulatory Authority with respect to a product or any other compound or product, as applicable, in such region or territory, including the ability to allow such Regulatory Authority to review the underlying raw data as part of an investigation by such Regulatory Authority, if required by such Regulatory Authority.

1.84

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period from the First Commercial Sale of such Product in such country until the later of (a) the last date on which such Product is Covered by a Valid Claim within the Licensed Patents in such country, (b) twelve (12) years after such First Commercial Sale of such Product in such country, and (c) the expiration of Regulatory Exclusivity.

1.85	“Senior Executive” means a member of senior management of a Party who is designated by such Party to resolve disputes under this Agreement.

1.86

“Sublicensee” means a Person other than an Affiliate of Evommune to which Evommune (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1; provided, that “Sublicensee” shall exclude subcontractors.

1.87

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.88

“Technology Transfer Costs” means the reasonable Out-of-Pocket Expenses incurred by or on behalf of AprilBio in connection with effecting the technology transfer described in Sections 2.5, 2.6, and 2.7 and performing any support and/or assistance relating thereto.

1.89

“Technology Transfer Plan” means the technology transfer plan reasonably agreed to by the Parties in furtherance of Section 2.5, which describes all items in the data room that are required to be transferred to Evommune.

1.90	“Territory” means worldwide.

1.91	“Third Party” means any Person other than AprilBio, Evommune, or any of their respective Affiliates.

1.92

“Third Party Action” means any Action made by a Third Party against either Party that claims that the Compound or Product, or its Development or Commercialization infringes or misappropriates such Third Party’s intellectual property rights.

1.93

“Third Party License Agreement” means any agreement entered into by Evommune or its Affiliate with a Third Party who is not a Sublicensee, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees, or other payments are to be made by Evommune or its Affiliate to such Third Party in connection with the grant of rights under intellectual property rights Controlled by such Third Party, which rights are necessary to Develop or Commercialize the Compound or Current Product.

1.94	“United States” or “U.S.” means the United States of America, its territories, and possessions.

1.95	“US GAAP” means United States Generally Accepted Accounting Principles.

1.96	“USD” or “$” means the lawful currency of the United States.

1.97

“Valid Claim” means: (a) a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned, or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable, or unappealed within the time allowed for appeal, and which has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer, or otherwise; or (b) a claim of a pending application which has not been finally cancelled, withdrawn, or abandoned by an administrative agency or other body of competent jurisdiction.

1.98	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
“Action”	6.5(a)(ii)
“Agreement”	Preamble
“Alliance Manager”	3.1(g)
“Anti-Corruption Laws”	8.1(g)
“Applicable Percentage”	5.6(b)
“AprilBio”	Preamble
“AprilBio Indemnitees”	9.1
“AprilBio Inventions”	6.1(c)
“AprilBio Patents”	6.1(c)
“Australian Phase I Clinical Trial”	3.2(b)
“Cure Period”	10.3(b)
“Development Support”	3.3

“Effective Date”	Preamble
“Evommune”	Preamble
“Evommune Indemnitees”	9.2
“Evommune Inventions”	6.1(b)
“Evommune Patents”	6.1(b)
“Evommune Product Patents”	6.4(c)
“Independent Expert”	11.4
“Initial Fee”	5.1
“Initial Press Release”	7.6(a)
“Joint Steering Committee” or “JSC”	3.1(a)
“Non-Escalable Dispute”	11.1
“Non-Product Licensed Claims”	6.4(d)
“Offer Trigger”	2.12(a)
“Panel”	11.4
“Party” and “Parties”	Preamble
“Patent Challenge”	10.4
“Phase Ib Trigger”	2.12(a)
“Product Licensed Claims”	6.4(d)
“Prosecution Cooperation Plan”	6.4(d)
“PRV”	5.7
“Regulatory Support”	4.3
“ROFN Evaluation Period”	2.12(b)
“ROFN Negotiation Notice”	2.12(c)
“ROFN Negotiation Period”	2.12(c)
“ROFN Notice”	2.12(a)
“ROFN Notice Date”	2.12(a)
“Tax Action”	5.13(b)(iii)
“Term”	10.1
“Third Party Infringement Action”	6.6(a)
“Unauthorized IP”	12.3(c)
“Unauthorized Use”	12.3(c)

ARTICLE 2

LICENSES AND OTHER RIGHTS

2.1

Grant of License to Evommune. Subject to the terms and conditions of this Agreement, AprilBio hereby grants to Evommune and its Affiliates an exclusive (even as to AprilBio), worldwide, fee-bearing, transferable (subject to the provisions of Section 12.2), sublicensable (with the right to sublicense, subject to the provisions of Section 2.2) license under the Licensed Technology to Develop and Commercialize (through multiple tiers of distribution) Products and otherwise Develop and Commercialize the Compound in the Field in the Territory.

2.2

Grant of Sublicenses by Evommune. Evommune shall have the right, in its sole discretion, to grant sublicenses, in whole or in part, under the licenses granted in Section 2.1, subject to this Section 2.2 (except where such sublicense is granted solely for the procurement of services from a subcontractor, which shall be subject to Section 3.7), to any of its Affiliates or any Third Party; provided, however, that the granting by Evommune of a sublicense to such Affiliate or Third Party shall not relieve Evommune of any of its obligations hereunder. Any sublicense to an Affiliate or Sublicensee will be set forth in a written agreement. Evommune shall provide prompt written notice to AprilBio following the grant of a sublicense to an Affiliate or Sublicensee and shall provide to AprilBio a complete copy of the sublicense agreement; provided that Evommune may redact any financial terms and any terms that are not relevant to AprilBio’s ability to confirm that Evommune has complied with its obligations under this Agreement; provided further that Evommune may not redact any financial terms or triggers reasonably necessary for AprilBio to determine the occurrence, amount, or payment of Additional Revenue, Net Sales, PRV Net Proceeds, or other milestones. Any sublicense will be consistent with and expressly made subject to the terms and conditions of this Agreement and shall include (a) restrictions on the use and disclosure of Confidential Information of AprilBio at least as stringent as set forth herein, and (b) an assignment to Evommune of all rights to any and all results of the activities undertaken and other intellectual property made, invented, or generated by such Affiliate or Sublicensee with respect to the Compound or Product. Evommune will be responsible for compliance by its Affiliates and Sublicensees with the terms and conditions of this Agreement that are applicable to its Affiliates and/or Sublicensees.

2.3

Grant of Sublicense to AprilBio. Evommune hereby grants to AprilBio a co-exclusive (i.e., subject to Evommune’s rights under Sections 2.1 and 2.2), worldwide, non-fee bearing sublicense under the Licensed Know-How to Develop the Compound. For clarity, all results of such Development if intended to bind, functionally inhibit, and/or otherwise modulate IL-18 are and shall be deemed Competing Products, and, consequently, subject to the provisions of Sections 2.11 (other than Section 2.11(a)(i)) and 2.12.

2.4

No Implied Licenses; Retained Rights. Neither Party grants to the other Party any rights or licenses in or to any Know-How, Patent, or other intellectual property right, whether by implication, estoppel, or otherwise, other than the rights and licenses that are expressly granted under this Agreement. For the avoidance of doubt, AprilBio retains the right to use the Licensed Technology for any applications not expressly and exclusively licensed hereunder to Evommune and its Affiliates, including, [***] and other Competing Products, subject to the provisions set forth in Sections 2.11 and 2.12.

2.5

Technology Transfer Plan. As soon as reasonably practicable after the Effective Date, AprilBio will transfer to Evommune and/or to Evommune’s designee, at AprilBio’s reasonable cost and expense, all Licensed Know-How pertaining to the Compound and/or Current Product in AprilBio’s possession and that is described in the Technology Transfer Plan in accordance with the timelines set forth therein; provided that, promptly following the Effective Date, AprilBio will establish and make available to Evommune a virtual data room where AprilBio will upload any and all manufacturing technology information, regulatory filing information, and all information or documents pertaining to such Licensed Know-How, Compound, and/or Current Product in AprilBio’s possession. AprilBio will maintain and, at Evommune’s reasonable request, update such data room to the extent AprilBio is in possession of information that has not already been uploaded to such data room, at AprilBio’s reasonable cost and expense, and grant Evommune access to such data room until completion of the POC Study or such earlier date as mutually agreed upon by the Parties.

2.6

Development and Manufacturing Contracts. As soon as reasonably practicable after the Effective Date, AprilBio shall introduce Evommune to its counterparties in the Development and Manufacturing Contracts and, as agreed by the Parties, either (a) assign (to the extent freely assignable without cost) the existing Development and Manufacturing Contracts; or (b) use reasonable efforts to, at Evommune’s sole cost and expense, reasonably assist Evommune in its efforts to enter into its own development and manufacturing contracts with such counterparties to (i) transfer all manufacturing Know-How and manufacturing technology for the Compound and/or Current Product to Evommune, and (ii) if and to the extent necessary, amend the Development and Manufacturing Contracts to exclude the manufacturing of Compound and/or Product. During the conduct of the POC Study, AprilBio will provide reasonable support to assist in the transition of activities under each Development and Manufacturing Contract to Evommune; provided that Evommune will reimburse AprilBio for any reasonable Out-of-Pocket Expenses incurred by or on behalf of AprilBio in connection with such support and/or assistance.

2.7

Regulatory Filings Transfer. As soon as reasonably practicable after the Effective Date, AprilBio shall (to the extent permitted by Law), at AprilBio’s cost and expense, assign to Evommune or its designee all Regulatory Filings that relate to the Australian Phase I Clinical Trial.

2.8

Procedures for Technology Transfer. The Parties shall ensure that the technology transfers described in Sections 2.5, 2.6, and 2.7 shall occur in an orderly fashion and in a manner such that the value, usefulness, and confidentiality of the transferred Licensed Know-How and Regulatory Filings are preserved in all material respects. Following the end of each month during the period in which AprilBio incurs any such Technology Transfer Costs, AprilBio shall prepare and deliver to Evommune an invoice of such costs and expenses, and Evommune shall pay all invoiced amounts within [***] days after its receipt of the applicable invoice.

2.9

Additional Support. To the extent that Evommune requires support and/or assistance from AprilBio in addition to the activities assigned to AprilBio under the POC Development Plan and the activities set forth in Sections 2.5, 2.6, and 2.7, the Parties may amend the POC Development Plan in accordance with Section 3.1(c)(i) and/or enter into a separate written agreement in each Party’s sole discretion that sets forth such required support and/or assistance.

2.10

Disclosure of Licensed Technology. During the Term, each Party shall disclose to the other Party, as promptly as practicable, but in no event less frequently than semi-annually, of any Licensed Technology that becomes Controlled by it or any of its Affiliates after the Effective Date and that is necessary for the other Party to conduct its activities or exercise its rights as contemplated hereunder and shall promptly following such disclosure, transfer to the other Party any rights to such Licensed Technology as expressly required in this Agreement.

2.11 Exclusivity.

(a) AprilBio shall not, and shall cause its Affiliates not to, directly or indirectly, [***] (i) for a period of [***] following the Effective Date for [***], and (ii) for a period of [***] following the Effective Date for a Competing Product (excluding [***]).

(b) Notwithstanding anything in this Agreement, in the event of a Change of Control of AprilBio, subject to Section 12.3(b), the restrictions set forth in Section 2.11(a) shall not apply to any Competing Products Developed and/or Commercialized by or on behalf of an Acquirer of AprilBio.

(c) For clarity, during the restrictive periods set forth in Section 2.11(a), AprilBio shall be permitted to [***] for any Competing Product, including any [***].

2.12 Right of First Negotiation and Information.

(a) Subject to the provisions of this Section 2.12, for a period of [***] following the Effective Date, if AprilBio or any of its Affiliates (i) completes [***] Clinical Trial with respect to any Competing Product (a “[***] Trigger”), or (ii) receives a bona fide offer in writing from a Third Party to in-license or otherwise acquire rights in any Competing Product (an “Offer Trigger”) (the date of such completion or offer, a “ROFN Notice Date”), then, in either case, AprilBio shall promptly notify Evommune in writing of such completion or offer, which notice shall, in the case of the [***] Trigger, include all information in AprilBio’s possession from such [***] Clinical Trial that is reasonably necessary to evaluate the results of such [***] Clinical Trial, including the [***] Clinical Trial study design detailing the design and intended target of the Competing Product and any corresponding data and/or results (which may include data demonstrating proof of mechanism and target engagement of the Competing Product to the extent generated), and in the case of an Offer Trigger, then, all information in AprilBio’s possession that is reasonably necessary to evaluate the Competing Product (each such notice, a “ROFN Notice”). For clarity, in no event will AprilBio be required to generate, produce, or otherwise create any new or additional information other than the information in AprilBio’s possession immediately following completion of such [***] Clinical Trial or receipt of such offer.

(b) During the period beginning on the ROFN Notice Date and continuing until [***] days after the date of Evommune’s receipt of the applicable ROFN Notice (or such later date as may be mutually agreed in writing from time to time in the sole discretion of each Party) (each such period, an “ROFN Evaluation Period”), Evommune shall have the right to evaluate the information provided in the ROFN Notice and determine whether it wishes to negotiate an exclusive license agreement for the further Development and Commercialization of such Competing Product. AprilBio shall cooperate in good faith with Evommune with respect to such evaluation.

(c) If, on or before the last day of the ROFN Evaluation Period, Evommune provides written notice (which shall contain proposed economics, exclusivity, and other obligations expected to be performed by AprilBio) to AprilBio that Evommune wishes to seek to negotiate an exclusive license agreement for the further Development and Commercialization of the applicable Competing Product (each, a “ROFN Negotiation Notice”), then the ROFN Evaluation Period shall be automatically extended by an additional [***] days (or such longer period as may be mutually agreed in writing from time to time in the sole discretion of each Party) (each a “ROFN Negotiation Period”) and the Parties shall, until the end of the ROFN Negotiation Period, negotiate in good faith regarding such exclusive license agreement. If Evommune fails to provide a ROFN Negotiation Notice prior to the expiration of the ROFN Evaluation Period, or, if a ROFN Negotiation Notice was timely provided, the Parties fail to consummate a definitive exclusive license agreement prior to the expiration of the ROFN Negotiation Period, then, for each such [***] Trigger, Evommune shall be deemed to have waived its rights under this Section 2.12 with respect to such Competing Product and AprilBio shall have the right to continue its Development and Commercialization and/or enter into a transaction with any Third Party with respect to such Competing Product on any terms; provided, however, for each such Offer Trigger, in the event that AprilBio does not enter into and consummate a transaction with any Third Party that initiates the Offer Trigger prior to any [***] Trigger with respect to a Competing Product, then Evommune’s right to exercise its right of first negotiation with respect to such Competing Product shall remain in place until a [***] Trigger or subsequent Offer Trigger.

(d) Prior to the expiration of the applicable ROFN Evaluation Period or, if a ROFN Negotiation Notice was timely provided, the applicable ROFN Negotiation Period with respect to an applicable Competing Product, AprilBio shall not, and shall cause its Affiliates not to, directly or indirectly, enter into a transaction with a Third Party with respect to such Competing Product. For clarity, neither AprilBio nor its Affiliates are prohibited from engaging in discussions with any Third Party with respect to any Competing Product that is subject to the process set forth in this Section 2.12. Nothing in this Section 2.12 limits AprilBio’s ability to (i) continue the Development of a Competing Product during the ROFN Evaluation Period and/or ROFN Negotiation Period, and (ii) engage in discussions with any Third Party regarding a transaction involving the Development and/or Commercialization of any Competing Product.

(e) From and after the Effective Date and prior to the expiration of an applicable ROFN Evaluation Period or, if a ROFN Negotiation Notice was timely provided, the applicable ROFN Negotiation Period with respect to an applicable Competing Product, AprilBio shall keep Evommune fully and promptly informed as to its progress and activities relating to the Development and Commercialization of such Competing Product, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of [***] written summary to Evommune. For clarity, in the event that AprilBio does not enter into and consummate a transaction with any Third Party that initiates the Offer Trigger prior to any [***] Trigger with respect to a Competing Product, and, consequently, Evommune’s right to exercise its right of first negotiation with respect to such Competing Product remains in place until a [***] Trigger or subsequent Offer Trigger pursuant to Section 2.12(c), then AprilBio shall continue to keep Evommune fully and promptly informed consistent with this Section 2.12(e) for such Competing Product.

(f) Notwithstanding anything in this Agreement, in the event of a Change of Control of AprilBio, subject to Section 12.3(b), this Section 2.12 shall not apply to any Competing Products Developed and/or Commercialized by or on behalf of an Acquirer of AprilBio.

ARTICLE 3

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

3.1	Joint Steering Committee.

(a) Formation. Within thirty (30) days following the Effective Date, the Parties will form a joint steering committee comprised of two (2) representatives of each of the Parties (the “Joint Steering Committee” or “JSC”). Each Party shall appoint its respective representatives to the JSC from time to time and may substitute one (1) or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change. Each JSC member shall have the requisite experience and seniority to enable such representative to make decisions on behalf of the Party who appointed such member with respect to the issues falling within the jurisdiction of the JSC. The size of the JSC may be changed from time to time by written agreement of the Parties, provided that the JSC shall at all times include an equal number of representatives of each Party. One (1) representative of each of Evommune and AprilBio at the JSC will be selected to act as the co-chairpersons of the JSC.

(b) Meetings. The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties. Each Party may also schedule a meeting of the JSC on an ad hoc basis at any time upon two (2) weeks’ notice to the other Party, subject to the reasonable availability of the JSC members. Meetings of the JSC may be conducted by videoconference, teleconference, or in person, as agreed by the Parties. The JSC will agree upon the time and location of the meetings. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. As appropriate, additional employees, consultants, or counsel of each Party may from time to time attend the JSC meetings as nonvoting observers; provided, that any such attendees, if not already bound by fiduciary obligations, shall agree in writing to comply with confidentiality, non-use, and intellectual property obligations at least as stringent as set forth herein; and provided, further, that no Third Party personnel may attend unless otherwise agreed by both Parties or otherwise reasonably necessary to facilitate discussion between the Parties. The co-chairpersons, or their respective designees, will circulate an agenda for each meeting approximately one (1) week before the date scheduled for the meeting, and will include all matters requested to be included on such agenda by either Party. The co-chairpersons, or their respective designees, will take complete and accurate minutes of all discussions occurring at the JSC meetings and all matters decided upon at the meetings, except those matters reflecting legal advice of counsel will not be included in such minutes. A copy of the draft minutes of each meeting will be provided to each Party by the co-chairpersons, or their respective designees, after each meeting, and such minutes will be reviewed by the JSC members, any needed changes discussed, and final minutes agreed to and provided to each Party within thirty (30) days after each meeting unless otherwise agreed. Each Party shall bear its own expenses related to the attendance of the JSC meetings by its representatives.

(c) JSC Functions. The responsibilities of the JSC will be as follows:

(i) reviewing and approving amendments or other annual or interim updates to the POC Development Plan;

(ii) reviewing and discussing the status, progress, and results of each Party’s obligations under the POC Development Plan;

(iii) reviewing, resolving, and/or approving such matters as are referred to it by the Alliance Managers; and

(iv) performing such other functions as expressly set forth in this Agreement or as mutually agreed upon by the Parties in writing.

(d) Decision Making. The JSC will endeavor to make decisions by consensus of the members present at a meeting at which a quorum exists, with each of Evommune’s and AprilBio’s representatives having one (1) vote. If, despite using reasonable efforts, the JSC does not reach consensus on any matter within its decision-making authority within a period of fourteen (14) days (or such other period as the Parties may agree in writing) after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party, escalate such matter for resolution by the Parties’ Executive Officers pursuant to Section 11.2. Notwithstanding the foregoing, in the event that the Executive Officers are unable to resolve the dispute pursuant to Section 11.2, Evommune shall have the final decision-making authority to the extent such dispute relates to the Development and Commercialization of the Compound and Product in the Territory; provided, however, notwithstanding anything in this Agreement, that Evommune shall not exercise its final decision-making authority under this Section 3.1(d) with respect to a matter to [***]. For clarity, any [***] may only be made by consensus of the JSC or the Executive Officers.

(e) Authority. The JSC shall have only such powers as are specifically delegated to it under this Agreement, and for clarity the JSC shall not have any authority or ability to: (i) modify, amend, or waive the terms or conditions of this Agreement, including the milestone and royalty payment provisions, license rights provisions, and delegations of authority provisions; (ii) make any decision that, under the terms of this Agreement, requires AprilBio’s or Evommune’s consent, approval, or agreement or the consent, approval, or agreement of both Parties; or (iii) require AprilBio or Evommune to conduct any activities outside the scope of the Development of the Compound and Product.

(f) JSC Disbandment. Unless the Parties mutually agree to extend it, the JSC shall disband and be of no further force or effect under this Agreement upon the earliest to occur of the following: (i) completion (final clinical study report) of the first Phase II Clinical Trial of the Product, (ii) expiration or earlier termination of this Agreement, and (iii) mutual written agreement of the Parties to disband the JSC.

(g) Alliance Managers. Each Party shall designate a single alliance manager to help coordinate the Parties’ activities under this Agreement during the Term (each, an “Alliance Manager”). The Alliance Managers will facilitate communication between the Parties to assure a successful relationship between the Parties. The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder, except to the extent that such matters are coordinated by the JSC. Each Party may change is designated Alliance Manager from time to time upon notice to the other Party.

3.2	Clinical Development of the Product.

(a) Except as provided in Section 3.2(b) and the POC Development Plan, subject to Section 3.6, Evommune shall have the exclusive right, and sole responsibility and decision-making authority, at its sole cost and expense (except as set forth herein), to Develop the Compound and Product and to conduct (either itself or through its Affiliates, agents, subcontractors, and/or Sublicensees) all Clinical Trials and non-clinical studies Evommune believes appropriate to obtain Regulatory Approval for the Product in the Field in the Territory.

(b) AprilBio shall be responsible, at AprilBio’s sole expense, for completing the currently in-process Phase I Clinical Trial of the Compound taking place in Australia under the public title “Assessment of Safety, Tolerability, Pharmacokinetics, and Pharmacodynamics of APB-R3” (the “Australian Phase I Clinical Trial”) in accordance with the existing protocol, including healthy human volunteer dosing, data analysis, and completion of the clinical study report.

(c) The Parties shall conduct the activities assigned to such Party under the POC Development Plan in accordance with this Agreement and the POC Development Plan. Evommune will be the sponsor of the POC Study. The POC Development Plan may be amended only by approval of the JSC. Either Party may propose amendments to the POC Development Plan for review, discussion, and approval by the JSC. Evommune will invoice AprilBio on a quarterly basis for reimbursement of [***] of its documented reasonable expenses for the POC Study, excluding the cost of clinical supply of Product (whether existing or newly manufactured) for which Evommune shall be solely responsible; provided that all such costs and expenses are within the POC Study Budget. AprilBio shall pay such quarterly invoices of such amounts within [***] days of receipt. Evommune will pay for AprilBio’s existing inventory of clinical Product to the extent necessary or used for the Development of the Compound and/or Product and for any additional clinical supply of Product. If Evommune requires a supply of existing inventory of clinical Product from AprilBio, the Parties will promptly enter into a material transfer agreement to be in substantially the same form as the Material Transfer and Confidentiality Agreement between the Parties, dated [***], and updated as necessary as agreed between the Parties. Notwithstanding the foregoing, AprilBio shall have no obligation to reimburse Evommune more than [***] with respect to its obligation to reimburse Evommune under this Section 3.2(c).

3.3

AprilBio Support in Development. During the conduct of the POC Study, AprilBio shall make its Representatives that are knowledgeable regarding the Licensed Technology, the Compound, or Product (including the properties and functions thereof) reasonably available to Evommune for scientific and technical explanations, advice, and on-site support that may reasonably be required by Evommune relating to the Development of the Compound and Product (the “Development Support”); provided that Evommune will reimburse AprilBio for any reasonable Out-of-Pocket Expenses incurred by or on behalf of AprilBio in connection with the Development Support. To the extent that Evommune requires more than [***] hours of AprilBio’s Representatives’ time in one (1) week, or Evommune requires additional Development Support following completion of the POC Study, the Parties may enter into a separate written agreement in each Party’s sole discretion that sets forth the terms and conditions for such additional Development Support.

3.4

Commercialization. Subject to Section 3.6, Evommune shall have the exclusive right, and sole responsibility and decision-making authority, at its sole cost and expense, to Commercialize Product itself or through one (1) or more Affiliates or Sublicensees or other Third Parties selected by Evommune and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of the Product.

3.5

Clinical and Commercial Manufacturing. Evommune shall have the exclusive right to manufacture the Compound and Product itself or through one (1) or more Affiliates or Sublicensees or other Third Parties selected by Evommune.

3.6	Diligence by Evommune.

(a) Evommune (or its Affiliate or Sublicensee) shall use Commercially Reasonable Efforts to (i) Develop and Commercialize at least one (1) Product in the United States, (ii) after receiving Regulatory Approval for at least one (1) Product in the United States, Develop and Commercialize at least one (1) Product in at least one (1) country in each of the European Union and Asia, and (iii) after receiving Regulatory Approval for at least one (1) Product in the European Union and at least one (1) country in Asia, Develop and Commercialize Product in any additional jurisdictions that Evommune determines would be Commercially Reasonable. Evommune shall have the exclusive right to determine, in its sole discretion, the launch strategy for Product, subject to its exercise of Commercially Reasonable Efforts and the availability of any necessary Third Party licenses or other necessary rights. Activities by Evommune’s Affiliates and Sublicensees will be considered as Evommune’s activities under this Agreement for purposes of determining whether Evommune has complied with its obligation to use Commercially Reasonable Efforts. For clarity, Evommune shall have no obligation to Develop or Commercialize Product in any particular country or countries, except as expressly provided in this Section 3.6.

(b) Notwithstanding the foregoing, Evommune will: (i) [***] within [***], and (ii) [***] within [***]; provided that if there is any delay in meeting the time specified in either (i) or (ii) caused by the FDA, AprilBio, and/or any manufacturer, or not otherwise caused by an action or inaction of Evommune, then such time specified in (i) or (ii) shall be extended by an amount of time corresponding to the length of such delay.

3.7	Right to Subcontract.

(a) Evommune may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the rights licensed in Section 2.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on Evommune’s behalf.

(b) AprilBio may subcontract the exercise of any of its rights and/or the performance of any of its obligations (i) under this Agreement to an Affiliate, and (ii) under Section 5.12 and ARTICLE 6 to a Third Party, in each case ((i) and (ii)), without Evommune’s consent. To the extent that AprilBio needs to engage a subcontractor with respect to other rights and obligations under this Agreement, AprilBio shall seek Evommune’s consent, not to be unreasonably withheld, conditioned, or delayed.

(c) Any subcontract granted or entered into by a Party as contemplated by this Section 3.7 of the exercise or performance of all or any portion of the rights or obligations that such Party may have under this Agreement shall (i) not relieve such Party from any of its obligations under this Agreement, (ii) will be set forth in a written contract with the applicable subcontractor, and (iii) each such subcontract will be consistent with and expressly made subject to the terms and conditions of this Agreement and shall include (A) restrictions on the use and disclosure of Confidential Information of the other Party at least as stringent as set forth herein, and (B) an assignment to the applicable Party entering into such contract of all rights to any and all results of the activities undertaken and other intellectual property made, invented, or generated by such subcontractor with respect to the Compound or Product.

3.8

Trademarks. As between AprilBio and Evommune, Evommune shall have the sole authority to select trademarks, generic naming, and brand naming for the Product and shall own all such names and trademarks; provided, however, Evommune shall not, and shall not permit its Affiliates, to use in their respective business (a) any trademarks, generic naming, or brand naming of AprilBio or (b) any trademarks, generic naming, or brand naming that is confusingly similar to, misleading, or deceptive with respect to or that disputes any (or any part) of the trademarks, generic naming, and brand naming of AprilBio.

3.9

Reporting. Evommune shall, (a) prior to [***], within [***] days of the end of each Calendar Year, (b) after [***] and prior to [***], within [***] days of the end of each Calendar Quarter, and (c) after [***], within [***] days of the end of each Calendar Year, in each case ((a), (b), and (c)), provide AprilBio with a written report summarizing in reasonable detail its major Development and, as applicable, Commercialization activities conducted during the prior Calendar Year or Calendar Quarter, as applicable, and anticipated to be conducted in the following Calendar Year or Calendar Quarter, as applicable. Such report shall include reasonably detailed information regarding Evommune’s progress against milestones and timelines, threats to the timeline, delays, positive and negative observations regarding any experiments or assays conducted in the prior period, Marketing Approval status, and other material updates regarding each Clinical Trial. Evommune shall, upon reasonable advance written request and during normal business hours, make its relevant functional leads available to discuss such written report and answer any reasonable questions AprilBio may have regarding the information contained in such written report. All information and reports provided to AprilBio pursuant to this Section 3.9 (which do not otherwise include AprilBio’s Confidential Information) shall be Confidential Information of Evommune. Notwithstanding the foregoing, Evommune’s obligation to provide reports under this Section 3.9 shall: (i) expire with respect to Development, upon receipt of Regulatory Approval for Product, (ii) expire with respect to Commercialization, upon the [***] anniversary of the First Commercial Sale of Product hereunder, and (iii) if AprilBio undergoes a Change of Control to or with a Evommune Competitor, be modified as provided in Section 12.3.

ARTICLE 4

REGULATORY MATTERS

4.1

Regulatory Filings; Right of Reference. Except as otherwise provided herein, as between Evommune and AprilBio, Evommune shall be responsible, at its own expense, for making, owning, and maintaining all Regulatory Filings for the Product, including all MAAs. To the extent allowed by applicable Laws, AprilBio shall transfer to Evommune any Regulatory Filings for the Product in AprilBio’s name; provided, however, that until such transfer, AprilBio will continue to maintain all Regulatory Filings for the Australian Phase I Clinical Trial and thereafter Evommune will be responsible. AprilBio hereby grants Evommune an exclusive Right of Reference to Current Product clinical data and Regulatory Filings that relate solely to the Current Product held by AprilBio for use in connection with Regulatory Filings for the Product. Evommune hereby grants AprilBio an exclusive Right of Reference to Product clinical data for the Australian Phase I Clinical Trial and the POC Study held by Evommune for use in connection with Regulatory Filings for any compound or product of AprilBio.

4.2

Communications with Authorities. Subject to this Section 4.2, Evommune (or one of its Affiliates or Sublicensees) shall be responsible at its sole cost and expense, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development and Commercialization of the Product. Following the Effective Date, AprilBio shall not initiate, with respect to the Product, any meetings or contact with Regulatory Authorities, other than meetings or contact with Regulatory Authorities in connection with the Australian Phase I Clinical Trial or POC Study, without Evommune’s prior written consent (not to be unreasonably withheld, conditioned, or delayed); provided, however, that AprilBio shall not be required to obtain Evommune’s consent of any such meeting or contact if it would impact or prejudice any rights or abilities of AprilBio, including the ability of AprilBio to respond to an inspection of any Regulatory Authority in a complete, accurate, or timely manner. To the extent either Party receives any written or oral communication from any Regulatory Authority relating to Product, such Party shall, to the extent not prohibited by Law, (a) refer such Regulatory Authority to the other Party, and (b) as soon as reasonably practicable (but in any event within [***] Business Days), notify the other Party and provide such other Party with a copy of any written communication or, if applicable, a reasonably complete and accurate summary of such oral communication. Subject to potential redactions for Third Party confidential information not directly relating to Licensed Technology, Evommune shall provide AprilBio, in a timely manner, with copies of all material Regulatory Filings and coordinate any responses to Regulatory Authorities that relate to the Licensed Technology. For clarity, nothing herein shall preclude AprilBio from responding directly to inquiries or other communications from Regulatory Authorities relating to (x) the Australian Phase I Clinical Trial or POC Study, where such response is required of AprilBio by applicable Laws or at the direction of a Regulatory Authority, or (y) any compound or product that is not the Compound or Product.

4.3

AprilBio Support in Regulatory Matters. AprilBio shall during the conduct of the POC Study make its Representatives that are knowledgeable regarding the Licensed Technology, the Compound, or Product reasonably available to Evommune for regulatory explanations, advice, and on-site support, that may reasonably be required by Evommune relating to regulatory matters for the conduct of the POC Study (the “Regulatory Support”); provided that Evommune will reimburse AprilBio for any reasonable Out-of-Pocket Expenses incurred by or on behalf of AprilBio in connection with the Regulatory Support. To the extent that Evommune requires more than [***] hours of AprilBio’s Representatives’ time in one (1) week, or Evommune requires additional Regulatory Support after completion of the POC Study, the Parties may enter into a separate written agreement in each Party’s sole discretion that sets forth the terms and conditions for such additional Regulatory Support.

4.4

Adverse Event Reporting. The Parties agree to comply with all Laws in connection with Product safety data collection and reporting. If AprilBio has or receives any information regarding any Adverse Event that relates to the use of Product, then AprilBio shall provide Evommune with all such information in English within such reasonable timelines which enable Evommune to comply with all applicable Laws. To the extent not prohibited by Law, Evommune shall promptly report to AprilBio any Adverse Event or complaint associated with the Product. The information exchanged between the Parties pursuant to this Section 4.4 shall be transmitted by e-mail or facsimile to the following address:

Transmission to AprilBio:

[***]

Manager, Clinical Operation

[***]

Transmission to Evommune:

[***]

Senior Vice President, Clinical Development

[***]

4.5 Recalls. Evommune shall have the sole right to determine whether and how to implement any recall or other market withdrawal of the Product, but shall notify AprilBio in writing prior to initiating any Product recall or other field action. Evommune shall be solely responsible, at its sole cost and expense, for the conduct of all activities related to a recall or other market withdrawal of the Product.

ARTICLE 5

FINANCIAL PROVISIONS

5.1

Initial Fee. In partial consideration of AprilBio’s grant of the rights and licenses to Evommune hereunder, Evommune shall pay to AprilBio an initial, non-refundable, non-creditable fee of US$15,000,000 (the “Initial Fee”), within thirty (30) days following the Effective Date.

5.2

Development Milestone Payments. As further partial consideration for AprilBio’s grant of the rights and licenses to Evommune hereunder, Evommune shall pay to AprilBio the following one-time, non-refundable, non-creditable milestone payments with respect to the first Product to achieve the development milestone events described below.

Development Milestone Event	Milestone Payment (USD)
1. [***]:
1(A). [***]	[	***]
1(B). [***]	[	***]
2. [***]	[	***]
3. [***]	[	***]
4. [***]	[	***]
5. [***]	[	***]
6. [***]	[	***]
7. [***]	[	***]
8. [***]	[	***]
9. [***]	[	***]

Evommune shall promptly (and in any event within [***] days after achievement of such development milestone event) notify AprilBio in writing of the achievement of any such development milestone event and AprilBio shall issue Evommune an invoice for the amount of the corresponding development milestone payment, which invoice Evommune shall pay within [***] days following receipt of such invoice.

With respect to each development milestone event, the development milestone payments to be made under this Agreement shall be due and payable only once. The achievement of a development milestone event related to a [***] or a [***] of the Product shall trigger the payment of a development milestone event related to a [***] in the event such development milestone event related to a [***] had not been triggered prior to achievement of the development milestone event related to a [***] or a [***]. The achievement of a development milestone event related to a [***] of the Product shall trigger the payment of a development milestone event related to a [***] in the event such development milestone event related to a [***] had not been triggered prior to achievement of the development milestone event related to a [***]. For further clarity, the total maximum development milestones payable under this Section 5.2 shall not exceed US$82,500,000.

5.3

Commercial Milestone Payments. As further partial consideration for AprilBio’s grant of the rights and licenses to Evommune hereunder, Evommune shall pay to AprilBio the following one-time non-refundable, non-creditable payments for the first achievement within a single Calendar Year of the following commercial milestones:

Commercial Milestone Event	Milestone Payment (USD)
Aggregate annual Net Sales for all Products exceeds [***]	[	***]
Aggregate annual Net Sales for all Products exceeds [***]	[	***]
Aggregate annual Net Sales for all Products exceeds [***]	[	***]
Aggregate annual Net Sales for all Products exceeds [***]	[	***]
Aggregate annual Net Sales for all Products exceeds [***]	[	***]

Evommune shall promptly (and in any event within [***] days of the end of the Calendar Quarter in which a commercial milestone event occurs) notify AprilBio in writing of the achievement of any such commercial milestone event and AprilBio shall issue Evommune an invoice for the amount of the corresponding commercial milestone payment, which invoice Evommune shall pay within [***] days following receipt of such invoice.

With respect to each commercial milestone event, the commercial milestone payments to be made under this Agreement shall be due and payable only once. The achievement of a higher commercial milestone event shall trigger the payment of a lower commercial milestone event in the event such lower commercial milestone event had not been triggered prior to achievement of the higher commercial milestone event. For clarity, the total maximum commercial milestones payable under this Section 5.3 shall not exceed US$377,500,000.

5.4

Compulsory License. In the event that AprilBio or Evommune receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License in any country in the Territory, then AprilBio or Evommune (whoever has first notice) shall promptly notify the other Party. Thereafter, as of the date that the Third Party obtained such Compulsory License in such country, the royalty rate payable under Section 5.5 to AprilBio for Net Sales in such country will be adjusted to equal any lower royalty rate granted to such Third Party for such country with respect to the sales of such Product therein. The limit on deductions in Section 5.8(d) shall not apply to any adjustment to the royalty rate due to a Compulsory License under this Section 5.4.

5.5	Royalty Payments for Product.

(a) Royalty Rate. As further consideration for AprilBio’s grant of the rights and licenses to Evommune hereunder, Evommune shall, during the Royalty Term, pay to AprilBio a royalty on worldwide aggregate annual Net Sales of a Product for each Calendar Year, on a Product-by-Product basis, at the percentage rates set forth below (subject to Sections 5.5(c) and 5.8 below):

Annual Worldwide Net Sales of Product per Calendar Year (in USD)	Incremental Royalty Rate
For Net Sales of Product up to and including [***]	[***]
For that portion of Net Sales of Product that is greater than [***] and less than or equal to [***]	[***]
For that portion of Net Sales of Product that is greater than [***] and less than or equal to [***]	[***]
For that portion of Net Sales of Product that is greater than [***]	[***]

By way of illustration, assume in a Calendar Year, during the Royalty Term, that (i) aggregate annual Net Sales of a Product in USD total [***], and (ii) no adjustments or deductions to payments under this ARTICLE 5 apply. The total royalties due and payable by Evommune to AprilBio for such Net Sales would be [***], calculated as follows:

[***]

(b) Net Sales Subject to Royalty Payments. In no event shall only the manufacture of a Product give rise to a royalty obligation. For clarity, Evommune’s obligation to pay royalties to AprilBio under this ARTICLE 5 is imposed only once with respect to the same unit of Product regardless of the number of Licensed Patents pertaining thereto.

(c) Royalty Payment Calculation. In the event certain Net Sales are subject to the royalty reductions set forth in Section 5.8, Evommune shall calculate the royalty rates as follows: Evommune shall allocate the Net Sales during a particular Calendar Year to the relevant Net Sales band set forth in Section 5.5(a), and shall calculate the proportion of Net Sales within such band that are: (i) not subject to any royalty reduction pursuant to Section 5.8 (to which the full royalty rate in Section 5.5(a) shall apply); and (ii) subject to a royalty reduction pursuant to Section 5.8 (to which the applicable reduction of the royalty rate in Section 5.5(a) shall apply).

5.6	Additional Revenue.

(a) If Evommune or its Affiliates (i) grants a Third Party a sublicense in a territory that includes a Major Geography under this Agreement, or (ii) sells to a Third Party all or part of the assets that relate to the Compound or the Product with respect to a territory that includes a Major Geography or engages in any other similar transaction, then, in either case ((i) or (ii)), Evommune shall pay AprilBio the Applicable Percentage of the Additional Revenue from such sublicense, asset sale, or other similar transaction.

(b) For the purposes of this Section 5.6, “Applicable Percentage” means: (a) [***] for the period prior to the [***]; (b) [***] for the period from the [***] until the [***]; and (c) [***] thereafter.

(c) For the avoidance of doubt, if a sublicense, asset sale, or other similar transaction is with respect to a worldwide territory, the consideration received in connection with such transaction shall be deemed to be Additional Revenue. By way of example, if a Sublicensee pays Evommune Additional Revenue in the amount of [***] upon entering into a sublicense agreement for a territory that includes a Major Geography prior to [***], then the Applicable Percentage of such Additional Revenue would be [***], and Evommune would pay AprilBio [***]. By way of further example, if a Sublicensee pays Evommune [***] upon [***], then Evommune would pay AprilBio [***] as follows: (x) [***] for the applicable development milestone payment pursuant to Section 5.2, and (y) [***] as the Applicable Percentage (i.e., [***]) of the Additional Revenue (i.e., [***]). By way of yet a further example, if, prior to [***], a Third Party pays Evommune [***] to acquire all of the assets related to the Compound and the Product, then the Applicable Percentage of such Additional Revenue would be [***], and Evommune would pay AprilBio [***].

5.7

PRV Sale. Evommune shall have the right to sell, transfer, or otherwise dispose of each and every priority review voucher (or similar right) (each, a “PRV”) granted to Evommune in connection with the Development of the Product without payment or accounting to AprilBio of any kind except that, in the event that Evommune sells any PRV, the amount of PRV Net Proceeds for such sale, transfer, or other disposition shall be [***].

5.8	Reductions, Deductions and Reimbursements.

(a) Lack of Valid Claims. The royalty rates set forth in Section 5.5(a) applicable to the Net Sales of a Product in a country will be reduced by [***] during any period there exists no Valid Claim of a Licensed Patent in such country that Covers such Product in such country.

(b) Third Party License Agreements. Subject to the terms and conditions of this Agreement, if Evommune or any of its Affiliates or Sublicensees enter into a Third Party License Agreement(s), Evommune will be entitled to deduct from any amount payable to AprilBio under Section 5.5, calculated by consideration of the then-applicable royalty rate, an amount equal to not more than [***] of any amounts paid by Evommune, its Affiliates, or Sublicensees pursuant to such Third Party License Agreement(s) in respect of the Current Product which gave rise to the payment obligation under Section 5.5.

(c) Generic Competition. If, on a Product-by-Product and country-by-country basis, (i) a Biosimilar Product with respect to any Product is sold in a country, and (ii) Net Sales of such Product sold in that country during any Calendar Quarter following introduction of such Biosimilar Product have been reduced by at least [***] in that country as compared to the average Net Sales of such Product sold in such country during the [***] full Calendar Quarters immediately prior to the Calendar Quarter in which such Biosimilar Product was first introduced, then the royalty rates for such Product in such country shall be reduced to [***] of the royalty rates set forth in Section 5.5(a) that would otherwise apply in the absence of such adjustment in such country during the remainder of the applicable Royalty Term.

(d) Reduction Floor. Under no circumstances shall the deductions under this Section 5.8 result in the amount payable to AprilBio being reduced by more than [***] compared with the amount otherwise payable under Section 5.5(a). If Evommune is not able to deduct the full amount of the permitted deduction from the amount due to AprilBio due to the [***] minimum amount, Evommune shall be entitled to deduct any undeducted excess amount from subsequent amounts owed to AprilBio under Section 5.5(a) (subject always to AprilBio receiving a minimum of [***] of the amount owed). For the avoidance of doubt, the limit on deductions in this Section 5.8(d) shall not apply to any adjustment to the royalty rate due to a Compulsory License as provided in Section 5.4.

5.9

Timing of Payment. Royalties payable under Section 5.5(a) shall be payable on actual Net Sales and shall accrue at the time the invoice for the sale of Product is delivered. Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within [***] days after the end of each Calendar Quarter during which the royalty obligation accrued.

5.10	Mode of Payment and Currency; Invoices.

(a) Currency. All payments to AprilBio hereunder shall be made by deposit of USD in the requisite amount to such bank account as AprilBio may from time to time designate by written notice to Evommune. With respect to sales not denominated in USD, Evommune shall convert applicable sales in foreign currency into USD by using the closing exchange rates reported by Thomson Reuters for the last Business Day of each month of the applicable reporting period to the payment due. Based on the resulting sales in USD, the then applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.

(b) Valuation of non-Cash Additional Revenue/PRV Consideration. With respect to any non-cash consideration received by Evommune, its Affiliates, or its Sublicensees that is Additional Revenue or is consideration received by Evommune or any of its Affiliates or Sublicensees in connection with the sale, transfer, or other disposition of a PRV, such consideration will be valued at its current fair market value using a method that is mutually agreed upon by the Parties; provided that if such consideration is in the form of publicly traded securities, such securities will be valued based on the volume-weighted average price of such securities for the [***] days after the closing of the applicable transaction. Any dispute between the Parties related to the valuation of any non-cash consideration shall be subject to resolution in accordance with the dispute resolution procedure set forth in ARTICLE 11.

(c) Invoices. AprilBio shall address its invoices to:

Evommune, Inc.

1841 Page Mill Road, Suite 100

Palo Alto, CA 94304

Attn: Accounts Payable

With a copy to:

Name:  [***]

Email:  [***]; APinvoice@evommune.com

Attn:   Accounts Payable

(d) Late Payments. If a Party does not receive payment of any undisputed amount due to it under this Agreement on or before the due date, such payment shall bear interest (compounded monthly) at an annual rate of [***] basis points above the United States effective federal funds rate, as adjusted each Business Day and published by the Federal Reserve Bank of New York through its website (https://apps.newyorkfed.org/markets/autorates/fed%20funds).

5.11

Royalty Reports and Records Retention. Within [***] days after the end of each Calendar Quarter during which Product has been sold, Evommune shall deliver to AprilBio, together with the applicable royalty payment due for such Calendar Quarter, a written report, on a Product-by-Product and a country-by-country basis, of Net Sales subject to royalty payments for such Calendar Quarter. The final report shall also show (a) the calculation of the actual Net Sales subject to royalty payments for such Calendar Quarter, (b) the calculation of the royalty payments due to AprilBio on such Net Sales (including aggregate gross amounts invoiced for the Product in such country during the reporting period and the reductions or offsets applied pursuant to Section 5.8), (c) the amount of Taxes, if any, withheld to comply with applicable Laws, and (d) the exchange rate used in calculating the payments due to AprilBio, which exchange rates shall comply with Section 5.10(a). If no royalties are due, Evommune shall so report. Such report shall be deemed Confidential Information of Evommune. For [***] years (unless otherwise required by applicable Laws) after each sale of Product occurs, Evommune shall, and shall ensure that its Affiliates and Sublicensees, keep complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations and commercial milestone payments owed hereunder.

5.12	Audits.

(a) Audits Generally. During the Royalty Term and for one (1) Calendar Year thereafter, and not more than once in each Calendar Year, Evommune shall permit, and shall cause its Affiliates or Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by AprilBio, and reasonably acceptable to Evommune or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Evommune and its Affiliates or Sublicensees to verify the accuracy of the royalty reports and payments under this ARTICLE 5. Such review may cover the records for sales made in any Calendar Year ending not more than [***] years prior to the date of such request. The accounting firm shall disclose to AprilBio and Evommune only whether the royalty reports and payments under this ARTICLE 5 are correct or incorrect and the specific details concerning any discrepancies or the information relevant to support the statement as to whether the royalties and commercial milestone payments paid to AprilBio were calculated accurately. No other Confidential Information of Evommune (or additional information that is ordinarily not included in the royalty or cost reports delivered pursuant to this Agreement) disclosed to the accounting firm during the course of the audit shall be provided to AprilBio.

(b) Audit-Based Reconciliation. If such accounting firm concludes that additional amounts were owed during such period, and Evommune agrees with such calculation, Evommune shall pay the additional undisputed amounts within [***] days after the date AprilBio delivers to Evommune such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or, at Evommune’s request, shall be promptly reimbursed to Evommune. If Evommune disagrees with such calculation, it may retain its own independent certified public accounting firm of nationally recognized standing and reasonably acceptable to AprilBio, to conduct a review, and if such firm concurs with the other accounting firm, Evommune shall make the required payment within [***] days after the date Evommune receives the report of its accounting firm. If Evommune’s accounting firm does not concur, Evommune and AprilBio shall meet and negotiate in good faith a resolution of the discrepancies between the two (2) firms. AprilBio shall pay for the cost of any audit, unless Evommune has underpaid AprilBio by the lesser of (i) [***] or more, and (ii) [***], in which case Evommune shall pay for the costs of audit.

(c) Audit Confidentiality. Each Party shall treat all information that it receives under this Section 5.12 in accordance with the confidentiality provisions of ARTICLE 7, and shall use reasonable efforts to cause its accounting firm to enter into a reasonable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement.

(d) Audits by Evommune. The terms of this Section 5.12 shall apply mutatis mutandis with respect to Evommune’s right to audit AprilBio’s records related to those Out-of-Pocket Expenses for which AprilBio seeks reimbursement hereunder.

5.13	Taxes

(a) General. Notwithstanding anything in this Section 5.13, each Party shall solely bear and pay all Taxes imposed on such Party’s net income or gain (in each case, however denominated) arising, directly or indirectly, from the activities of the Parties under this Agreement. Each Party shall comply with applicable Laws regarding filing and reporting for income tax purposes.

(b) Withholding Tax.

(i) AprilBio shall be responsible for the payment of any and all Taxes levied on account of the royalties and other payments paid to AprilBio by Evommune or its Affiliates or Sublicensees under this Agreement. If Law requires that Taxes be deducted and withheld from royalties or other payments paid under this Agreement, Evommune shall (A) deduct those Taxes and interests and penalties assessed thereon from the payment or from any other payment owed by Evommune hereunder; (B) pay the Taxes to the proper Governmental Body; (C) send evidence of the obligation together with proof of Tax payment to AprilBio within [***] days following such payment; (D) remit the net amount, after deductions or withholding made under this Section 5.13(b); and (E) cooperate with AprilBio in any way reasonably requested by AprilBio, to obtain available reductions, credits, or refunds of such Taxes.

(ii) The Parties agree that payment of the Initial Fee shall not be subject to any withholding tax; provided, that AprilBio shall indemnify and defend Evommune against, and shall hold Evommune harmless from and against, and shall pay and reimburse Evommune for, any and all Taxes and Out-of-Pocket Expenses (including reasonable attorney’s fees) incurred by, or imposed upon, Evommune arising out of any withholding tax finally assessed by any Tax authority with respect to the Initial Fee; and provided, further, that Evommune shall be entitled to offset any amounts otherwise owed or payable to AprilBio under this Agreement by any such finally assessed amounts. Evommune shall notify AprilBio promptly in writing upon the receipt of notice from a Tax authority of any threatened or pending Tax audit, inquiry, investigation, claim, or other proceeding with respect to withholding tax on the Initial Fee. Evommune shall (A) keep AprilBio reasonably informed with respect to any such Tax audit, inquiry, investigation, claim, or other proceeding, (B) consult with AprilBio before taking any significant action in connection with such Tax audit, inquiry, investigation, claim, or other proceeding, (C) give AprilBio an opportunity to review any written responses to the Tax authority prior to submission, (D) take any reasonable comments of AprilBio with respect to any written submissions, and (E) not settle any such Tax audit, inquiry, investigation, claim, or other proceeding without AprilBio’s consent (not to be unreasonably withheld, conditioned, or delayed).

(iii) Tax Action. Notwithstanding anything in this Agreement, if as a result of any assignment or sublicense by Evommune of its rights or obligations under this Agreement, any change in Evommune’s tax residency, any change in the entity that originates the payment, or any failure on the part of Evommune to comply with applicable Laws (other than any failure resulting from reliance on any certification or other information provided by AprilBio with respect to the amount of withholding tax required to be withheld or deducted) with respect to withholding taxes

(including filing or record retention requirements) (a “Tax Action”) leads to the imposition of withholding tax liability or value added or similar Tax borne by AprilBio that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (A) the sum payable by Evommune (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that AprilBio receives a sum equal to the sum which it would have received had no Tax Action occurred and (B) the sum payable to Evommune that caused a Tax Action (in respect of which such deduction or withholding is required to be made) shall be made to AprilBio after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable Law.

(iv) Value Added Tax. It is understood and agreed between the Parties that any payments made by Evommune under this Agreement are inclusive of any value added or similar Tax imposed upon such payment and that AprilBio shall be responsible for the payment of any and all Taxes levied on account of any payments paid to AprilBio by Evommune. Evommune is entitled to receive a proper tax invoice where any value added Tax amount is shown separately.

ARTICLE 6

INVENTIONS AND PATENTS

6.1	Ownership of Inventions.

(a) Except as otherwise expressly set forth herein, ownership of Patents (anywhere in the world) that are generated or created by a Party or jointly by the Parties pursuant to this Agreement will be consistent with ownership in the United States as determined by inventorship rules under U.S. law. Each Party shall promptly disclose to the other any Invention submitted to it by its employees, agents, or independent contractors.

(b) Evommune shall own any Invention (other than an AprilBio Invention) developed solely by Evommune (or any of its Affiliates or a Third Party on behalf of Evommune) (“Evommune Inventions”) and the Patents covering or claiming any such Evommune Inventions (“Evommune Patents”).

(c) AprilBio shall own any Invention (i) developed solely by AprilBio (or any of its Affiliates or a Third Party on behalf of AprilBio) or jointly by the Parties (or any of their Affiliates or a Third Party on behalf of either Party) or (ii) that is an improvement on or modification to the Licensed Technology (other than would constitute a Product Licensed Patent) (collectively, “AprilBio Inventions”) and the Patents covering or claiming any such AprilBio Inventions (“AprilBio Patents”). Evommune agrees to assign and hereby does assign all of its right, title, and interest in and to all AprilBio Inventions to AprilBio that are developed jointly by the Parties.

6.2

Patent Listing under Public Health Services Act. Each Party shall immediately give written notice to the other Party of any statement of which they become aware filed pursuant to 42 U.S.C. §262(I)(3) (or any amendment or successor statute thereto) claiming that any Licensed Patents covering the Compound or Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will arise from the manufacture, use, or sale of a product by a Third Party.

6.3

Further Assurances. Each Party shall require all of its employees, and use its best efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors, and agents), to be under an obligation to assign their rights in any Inventions and intellectual property rights resulting therefrom to such Party.

6.4	Patent Prosecution and Maintenance.

(a) Non-Product Licensed Patents.

(i) AprilBio shall have the first right, but not the obligation, to file, prosecute, and maintain Non-Product Licensed Patents in AprilBio’s name, [***]; provided that, [***]. AprilBio, shall (A) keep Evommune informed of the status of the filing and prosecution of Non-Product Licensed Patents or related proceedings (e.g., interferences, oppositions, reexaminations, reissues, revocations, or nullifications) in a timely manner, (B) will take into consideration the advice and recommendations of Evommune, and (C) discuss with Evommune and take into account and consider in good faith any comments received from Evommune to avoid an adverse effect on, or diminished scope of, the prosecution of or claim construction of Product Licensed Patents in any material respect; provided that, with respect to this Section 6.4(a)(i), if [***], then [***].

(ii) AprilBio shall be responsible for obtaining patent term extensions wherever available for Non-Product Licensed Patents. In the event that any election with respect to obtaining patent term extensions is to be made, AprilBio shall have the right to make such elections; provided, however, that AprilBio discuss such election with Evommune prior to making such election in the event that it could adversely affect obtaining patent term extensions for Product Licensed Patents.

(iii) If AprilBio elects not to file or to continue to prosecute or maintain Non-Product Licensed Patent, then it shall notify Evommune in writing at least [***] days before any deadline applicable to the filing, prosecution or maintenance of such Non-Product Licensed Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Non-Product Licensed Patent in such country or jurisdiction. In such case, Evommune shall have the right to pursue the filing or support the continued prosecution or maintenance of such Non-Product Licensed Patent; provided that [***]; provided further that [***].

(b) Product Licensed Patents.

(i) Evommune shall have the first right, but not the obligation, to file, prosecute, and maintain Product Licensed Patents, in AprilBio’s name. [***] costs and expenses of filing, prosecuting, and maintaining Product Licensed Patents. Evommune shall keep AprilBio informed of the status of the filing and prosecution of Product Licensed Patents and related proceedings (e.g., interferences, oppositions, reexaminations, reissues, revocations, or nullifications) in a timely manner, and will discuss with AprilBio and take into consideration the advice and recommendations of AprilBio to avoid an adverse effect on, or diminished scope of, the prosecution of or claim construction of Non-Product Licensed Patents or other intellectual property rights of AprilBio in any material respect. At Evommune’s reasonable request, AprilBio will provide Evommune with reasonable assistance in prosecuting Product Licensed Patents to the extent possible, [***].

(ii) Evommune shall be responsible, in AprilBio’s name, for obtaining patent term extensions wherever available for Product Licensed Patents for the Compound. AprilBio shall provide Evommune with all relevant information, documentation, and assistance in respect of any patent term extension for a Product Licensed Patent as may reasonably be requested by Evommune, [***]. Any such provision of information, documentation and assistance shall be provided as promptly as practicable and in a manner that will ensure a likelihood that all patent term extensions for Product Licensed Patents are obtained wherever legally permissible, and to the maximum extent available.

(iii) If Evommune elects not to file or to continue to prosecute or maintain a Product Licensed Patent, then it shall notify AprilBio in writing at least [***] days before any deadline applicable to the filing, prosecution, or maintenance of such Product Licensed Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Product Licensed Patent in such country or jurisdiction. In such case, AprilBio shall have the right (but not the obligation) to pursue the filing or support the continued prosecution or maintenance of such Product Licensed Patent.

(c) Evommune Patents. Evommune shall have the right, but not the obligation, to file, prosecute, and maintain Evommune Patents. Evommune shall bear all costs and expenses of filing, prosecuting, and maintaining Evommune Patents. Evommune shall keep AprilBio reasonably informed of the status of the filing and prosecution of Evommune Patents that Cover the Product (“Evommune Product Patents”) and related proceedings (e.g., interferences, oppositions, reexaminations, reissues, revocations, or nullifications) in a timely manner, and will take into consideration any advice and recommendations of AprilBio. Evommune agrees to meet with AprilBio and take into account and incorporate in good faith any comments received from AprilBio to avoid an adverse effect on, or diminished scope of, the prosecution of or claim construction of Non-Product Licensed Patents or other intellectual property rights of AprilBio in any material respect.

(d) Cooperation to Create Product Licensed Patents. To the extent that a patent application contains written description support for claims that Cover the Compound and/or Product that are composition of matter, method of manufacture, or method of use claims (the “Product Licensed Claims”) and claims that are not Product Licensed Claims (the “Non-Product Licensed Claims”), then the Parties shall discuss and agree to a strategy for filing such patent application and, to the extent not prohibited by applicable Law, use reasonable efforts to file the Product Licensed Claims and the Non-Product Licensed Claims in separate patent applications, for example by filing appropriate divisional(s), or continuations to create Product Licensed Patents for the Product Licensed Claims. When, in certain jurisdictions, it is legally advantageous to file Product Licensed Claims and Non-Product Licensed Claims in the same application (for example, to create a safe harbor from double patenting prohibitions), the Parties will confer to discuss a strategy for such filing and, to the extent advisable taking into account the intellectual property strategy of the Party responsible for prosecution and maintenance of such Patent, such Party will maintain Product Licensed Claims and Non-Product Licensed Claims in the same application. The Party responsible for prosecution and maintenance of such application, as the case may be, agrees to meet with the other Party and take into account and incorporate in good faith any comments received from the other Party to avoid an adverse effect on, or diminished scope of the prosecution of or claim construction of Product Licensed Claims and Non-Product Licensed Claims, as applicable, in any material respect. In furtherance of the foregoing, the Parties agree to cooperate as set forth in Schedule 6.4(d) (the “Prosecution Cooperation Plan”).

6.5	Enforcement of Patents

(a) Non-Product Licensed Patents.

(i) Notice. If a Party believes that there has been or will be an infringement, unauthorized use, misappropriation, or ownership claim or threatened infringement or other such activity by a Third Party with respect to any Non-Product Licensed Patent, or if a Third Party claims that any Non-Product Licensed Patent is invalid or unenforceable, such Party shall notify the other Party in writing and provide the other Party with all applicable details.

(ii) Right to Bring an Action. AprilBio shall have the first right, but not the obligation, to attempt to resolve any infringement or claim, including by filing an infringement suit, defending against such claim, or taking other similar action (each, an “Action”), with respect to a Non-Product Licensed Patent and, subject to Section 6.5(a)(iv), to compromise or settle any such Action. AprilBio shall provide Evommune with copies of all pleadings and other documents filed with the court and shall consider reasonable input from Evommune during the course of such Action. Evommune is obligated to join AprilBio in such Action if AprilBio determines that it is necessary to demonstrate “standing to sue.” If (A) AprilBio notifies Evommune that it will not proceed with respect to a particular Action, or otherwise fails to take any material steps to pursue such Action within [***] days after notice is first provided by a Party under Section 6.5(a)(i) (but, with respect to defending against a Third Party Action, no later than [***] days prior to any applicable filing or response deadline), and (B) there are no Product Licensed Patents that can be enforced by Evommune in response to such Action, then, in the case of (A) and (B), subject to Section 6.5(a)(iv), Evommune will have the right, but not the obligation, to initiate and control such Action; provided that in no event will Evommune have a right to enforce any Non-Product Licensed Patents for which a Third Party has been granted enforcement rights.

(iii) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Sections 9.1 and 9.2, the Party that brings an Action under this Section 6.5(a) shall pay all costs associated with such Action, subject to the last sentence of this Section 6.5(a)(iii) and a Party’s obligations under Section 6.5(a)(v). If Evommune enforces a Non-Product Licensed Patent, following conclusion of such enforcement, Evommune may deduct any costs that are not reimbursed from recoveries from such enforcement action from [***] for purposes of [***]. Each Party shall have the right to join an Action relating to a Non-Product Licensed Patent, at its sole cost and expense.

(iv) Settlement; Conduct. Neither Party shall settle or otherwise compromise any Action by admitting that a Non-Product Licensed Patent, or any claim therein, is invalid or unenforceable without the other Party’s prior written consent, which consent will not be unreasonable withheld, conditioned, or delayed, and, (A) in the case of AprilBio, AprilBio may not settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to adversely affect Evommune’s rights or benefits under this Agreement, without Evommune’s prior written consent, and (B) in the case of Evommune, Evommune may not settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to adversely affect an AprilBio program (including any program of an AprilBio licensee) that utilizes the Licensed Technology.

(v) Cooperation; Reasonable Assistance. The Party enforcing or defending under this Section 6.5(a) will keep the other Party regularly informed of the status and progress of such Action and will reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court. The Party not enforcing or defending the Non-Product Licensed Patents shall provide reasonable assistance to the Party enforcing or defending, including providing access to relevant documents and other evidence and making its employees reasonably available, subject to the enforcing or defending Party’s reimbursement of any reasonable Out-of-Pocket Expenses incurred on an on-going basis by the Party not enforcing or defending in providing such assistance.

(vi) Distribution of Amounts Recovered. Any amounts recovered by the enforcing or defending Party pursuant to this Section 6.5(a), whether by settlement or judgment, shall be allocated in the following order: (A) to reimburse such enforcing or defending Party for any costs incurred in connection with an applicable Action; (B) to reimburse the Party that is not enforcing or defending for any costs incurred in connection with such Action to the extent not reimbursed by the enforcing or defending Party; and (C) the remaining amount of such recovery, (I) if Evommune is the enforcing or defending Party, shall be [***], and (II) if AprilBio is the enforcing or defending Party, shall be [***].

(b) Product Licensed Patents.

(i) Notice. If a Party believes that there has been or will be an infringement, unauthorized use, misappropriation, or ownership claim or threatened infringement or other such activity by a Third Party with respect to any Product Licensed Patent, or if a Third Party claims that any Product Licensed Patent is invalid or unenforceable, such Party shall notify the other Party in writing and provide the other Party with all applicable details.

(ii) Right to Bring an Action. Evommune shall have the first right, but not the obligation, to attempt to resolve any Action with respect to a Product Licensed Patent and, subject to Section 6.5(b)(iv), to compromise or settle any such Action. Evommune shall provide AprilBio with copies of all pleadings and other documents filed with the court and shall consider reasonable input from AprilBio during the course of such Action. AprilBio is obligated to join Evommune in such Action if Evommune determines that it is necessary to demonstrate “standing to sue.” If Evommune does not intend to prosecute or defend an Action, Evommune shall promptly inform AprilBio. If Evommune notifies AprilBio that it will not proceed with respect to a particular Action, or otherwise fails to take any material steps to pursue such Action within [***] days after notice is first provided by a Party under Section 6.5(b)(i) (but, with respect to defending against a Third Party Action, no later than [***] days prior to any applicable filing or response deadline), then, subject to Section 6.5(b)(iv), AprilBio will have the right, but not the obligation, to initiate and control such Action.

(iii) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Sections 9.1 and 9.2, the Party that brings an Action under this 6.5(b) shall pay all costs associated with such Action, subject to the last sentence of this Section 6.5(b)(iii) and a Party’s obligations under Section 6.5(b)(v). Each Party shall have the right to join an Action relating to a Product Licensed Patent, at its sole cost and expense.

(iv) Settlement; Conduct. Neither Party shall settle or otherwise compromise any Action by admitting that a Product Licensed Patent, or any claim therein, is invalid or unenforceable without the other Party’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed. [***]

(v) Cooperation; Reasonable Assistance. The Party enforcing or defending under this Section 6.5(b) will keep the other Party regularly informed of the status and progress of such Action and will reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court. The Party not enforcing or defending the Product Licensed Patents shall provide reasonable assistance to the Party enforcing or defending, including providing access to relevant documents and other evidence and making its employees reasonably available, subject to the enforcing or defending Party’s reimbursement of any reasonable Out-of-Pocket Expenses incurred on an on-going basis by the Party not enforcing or defending in providing such assistance.

(vi) Distribution of Amounts Recovered. Any amounts recovered by the enforcing or defending Party pursuant to this Section 6.5(b), whether by settlement or judgment, shall be allocated in the following order: (A) to reimburse such enforcing or defending Party for any costs incurred in connection with an applicable Action; (B) to reimburse the Party that is not enforcing or defending for any costs incurred in connection with such Action to the extent not reimbursed by the enforcing or defending Party; and (C) the remaining amount of such recovery (I) if Evommune is the enforcing or defending Party, shall be [***], and (II) if AprilBio is the enforcing or defending Party, shall be [***].

(c) Evommune Patents. Evommune shall have the sole right and authority, but not the obligation, to enforce Evommune Patents against any Third Party infringer; provided that [***]. Evommune shall provide AprilBio with copies of all pleadings and other documents filed with the court and shall consider reasonable input from AprilBio during the course of any Action with respect to an Evommune Product Patent.

6.6	Third Party Actions Claiming Infringement.

(a) Notice. Each Party will promptly inform the other Party in writing if such Party receives written notice, or otherwise becomes aware, of alleged infringement, misappropriation, or other violation of a Third Party’s Patent or other intellectual property right based upon such Party’s performance of its obligations or exercise of its rights hereunder (each, a “Third Party Infringement Action”).

(b) Right to Defend. Except as otherwise set forth under this Agreement (including under ARTICLE 9), Evommune shall have the sole right, but not the obligation, to defend a Third Party Infringement Action and to compromise or settle such Third Party Infringement Action.

(c) Consultation. Evommune shall reasonably consult with AprilBio on the defense, and AprilBio will reasonably cooperate with Evommune in the conduct of such defense. AprilBio will be entitled to be represented by independent counsel of its own choice at its own cost and expense.

(d) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 9, Evommune shall pay all costs and expenses associated with such Third Party Infringement Action other than the costs and expenses of AprilBio if AprilBio elects to join such Third Party Action (as provided in Section 6.6(c)).

(e) Settlement. Evommune will not settle or otherwise compromise any such Third Party Infringement Action in a manner that would impose any material obligation or restriction on AprilBio or that adversely affects or would be reasonably expected to adversely affect AprilBio, without AprilBio’s prior written consent.

ARTICLE 7

CONFIDENTIALITY

7.1

Confidentiality Obligations. Each Party agrees that, during the Term and for [***] years thereafter, such Party shall, and shall ensure that its Representatives hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless the receiving Party can show by competent written evidence that such information:

(a) is or becomes generally available to the public other than as a result of disclosure by the receiving Party;

(b) is already known by or in the possession of the receiving Party at the time of disclosure by the disclosing Party;

(c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or

(d) is obtained by the receiving Party from a Third Party that has not breached any obligations of confidentiality.

The receiving Party shall not disclose any of the disclosing Party’s Confidential Information, except to Representatives of the receiving Party who need to know the Confidential Information for the purpose of performing the receiving Party’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein. The receiving Party shall be responsible for any disclosure or use of the disclosing Party’s Confidential Information by such Representatives. The receiving Party shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care. Each Party shall: (x) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (y) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (z) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

7.2

Use. Notwithstanding Section 7.1, a Party may use the Confidential Information of the other Party for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:

(a) prosecuting or defending litigation;

(b) conducting pre-clinical studies or Clinical Trials pursuant to this Agreement;

(c) seeking or maintaining Marketing Approval of the Product as permitted by this Agreement;

(d) filing, prosecuting, maintain, enforcing, or defending Patents as permitted by this Agreement; or

(e) subject to Section 7.4, complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In addition to the foregoing, each Party may, in furtherance of exercising its rights or fulfilling its obligations under this Agreement, disclose Confidential Information of the other Party to its Affiliates and, with respect to Evommune, existing or prospective Sublicensees, provided that each such Affiliate and Sublicensee is bound by written obligations of confidentiality and non-use at least as stringent as set forth herein; provided, further, that such Party shall remain responsible for any violation of such confidentiality and non-use obligations by any Affiliate or Sublicensee who receives Confidential Information of the other Party pursuant hereto.

In addition to the foregoing, AprilBio may disclose the material financial terms of this Agreement to any bona fide potential investor, investment banker, acquirer, merger partner, licensees, sublicensees, or other potential financial or collaborative partner; provided, that in connection with such disclosure, AprilBio shall use all reasonable efforts to inform each disclosee of the confidential nature of such Confidential Information and that in each case the Party receiving such Confidential Information must agree to be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this ARTICLE 7 prior to any such disclosure.

In making any disclosures set forth in this Section 7.2, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information, and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

If and whenever any Confidential Information is disclosed in accordance with this Section 7.2, such disclosure shall not cause any such information to cease to be Confidential Information for purposes of this Agreement, except to the extent such disclosure results in a public disclosure of such information (other than by breach of this Agreement).

7.3

Required Disclosure. The receiving Party may disclose the Confidential Information of the disclosing Party to the extent required by Law or court order; provided, however, that the receiving Party promptly provides to the disclosing Party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting such Confidential Information from public disclosure.

7.4

Terms of this Agreement. The Parties acknowledge and agree that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of each Party. In addition to the disclosures permitted under Section 7.2, either Party may disclose the terms of this Agreement and other information relating to this Agreement or the transactions contemplated by this Agreement to the extent required, in the reasonable opinion of such Party’s counsel, to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission, the Nasdaq Stock Market, the Korea Stock Exchange, or similar security regulatory authorities or stock market in other countries. If a Party intends to disclose this Agreement or any of its terms or other such information in accordance with this Section 7.4, such Party will, except where impracticable or not legally permitted, give reasonable advance written notice to the other Party of such disclosure and seek confidential treatment of portions of this Agreement or such terms or information, as may be reasonably requested by the other Party in a timely manner.

7.5	Publications.

(a) AprilBio shall not publish any information relating to the Compound or Product (subject to Section 7.5(d), including results of the Australian Phase I Clinical Trial) without the prior written consent of Evommune, which consent will not be unreasonably withheld, conditioned, or delayed, unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of AprilBio or otherwise not in violation of this Agreement.

(b) Evommune and AprilBio each shall have the right to make such publications as it chooses, in its sole discretion, with respect to the Product (in the case of Evommune) and AprilBio’s assets other than related to the Product (in the case of AprilBio), without the approval of the other Party; provided that Evommune shall inform AprilBio in advance of any contemplated publications and shall comply with AprilBio’s request to delay such publications to permit AprilBio to prepare and file any patent applications for any Inventions as contemplated hereunder. AprilBio shall submit to Evommune, for Evommune’s written approval (which approval may be granted or denied in Evommune’s sole discretion), any publication or presentation (including in any seminars, symposia, or otherwise) of information related to the Product for review and approval at least [***] days prior to submission for the proposed date of publication or presentation; provided, further, that AprilBio may publish or present data on the common elements of the Compound and its other assets.

(c) No publication or presentation made by either Party may include any Confidential Information of the other Party without such other Party’s prior written consent.

(d) For clarity, this Section 7.5 shall not apply to public disclosures required by applicable Laws or the rules of the United States Securities and Exchange Commission, the Nasdaq Stock Market, the Korea Stock Exchange, or similar security regulatory authorities or stock market in other countries, as applicable.

7.6	Press Releases.

(a) Initial Press Release. Within four (4) Business Days of the Effective Date, the Parties shall issue a joint press release as set forth in Schedule 7.6(a) hereto (the “Initial Press Release”).

(b) Subsequent Press Releases. Subsequent to the Effective Date and the Initial Press Release, except as required to comply with applicable Law or as otherwise permitted in this ARTICLE 7, a Party may issue a subsequent press release announcing the deal and nature of the relationship between the Parties only if both Parties have approved in writing the form of such press release, such approval not to be unreasonably withheld, conditioned, or delayed. If a Party intends to issue such a press release or other public statement as required to comply with applicable Law, such Party will, except where impracticable or not legally permitted, give reasonable advance notice to the other Party of such disclosure. Notwithstanding the foregoing, once information relating to this Agreement has been publicly disclosed as permitted under this Agreement, neither Party shall be required to obtain the other Party’s consent or provide notice of its further public disclosure, provided that such information remains accurate, in line with previous public disclosure, and not misleading in all material respects at the time of such further public disclosure.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(b) such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c) this Agreement is a legal and valid obligation of such Party, binding upon such Party, and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other Laws relating to or affecting creditors’ rights generally and by general equitable principles;

(d) the execution, delivery, and performance of this Agreement by such Party does not conflict with, breach, or create in any Third Party the right to accelerate, terminate, or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party;

(e) such Party has all right, power, and authority to enter into this Agreement, to perform its obligations under this Agreement;

(f) such Party (and its Affiliates) will not knowingly employ or otherwise use in any capacity the services of any Person that has been debarred or is subject to debarment proceeding under United States law, including under Section 21 USC 335a, that has been excluded from participation in government health care programs under 42 U.S.C. § 1320a-7, or that has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participation in government health care programs under 42 U.S.C. § 1320a-7, or any similar sanction under any other applicable Law or any foreign equivalent thereof, with respect to the Compound or Product;

(g) such Party (and its Affiliates) and any Person acting on their behalf in connection with this Agreement have complied and shall comply in all material respects with all applicable anti-corruption laws, including but not limited to the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act, and other laws prohibiting bribery and corruption (collectively, “Anti-Corruption Laws”);

(h) without limiting the foregoing, neither Party nor any of its Affiliates shall directly or indirectly, in connection with the transactions contemplated by this Agreement, make any payments, or offer, promise, authorize the transfer of, or transfer anything of value, to any government official, government employee, official representative of a Governmental Body, political party official or candidate for political office, or to any other Third Party, in a manner that would violate any Anti-Corruption Laws;

(i) such Party is in material compliance and will continue to materially comply with all applicable Laws relating to government health care plans and programs, including but not limited to Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, and false claims; and

(j) no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

8.2	Additional Representations and Warranties of AprilBio. AprilBio represents and warrants to Evommune that, as of the Effective Date:

(a) no claims have been asserted in writing, or, to AprilBio’s Knowledge, threatened, by any Person, that (i) challenge the validity or ownership of Licensed Technology, and/or (ii) claim that the Compound or Current Product infringes or will infringe on any intellectual property right of any Third Party;

(b) to the Knowledge of AprilBio, there is no unauthorized use, infringement, or misappropriation of any of Licensed Technology by any employee or former employee of AprilBio, or any other Third Party;

(c) the Licensed Patents are subsisting and are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings, or, to the Knowledge of AprilBio, any other legal dispute;

(d) the Licensed Patents set forth on Schedule 1.52 constitute all Patents Controlled by AprilBio as of the Effective Date that are useful or necessary for the Development or Commercialization of the Compound and Current Product;

(e) to AprilBio’s Knowledge, no Third Party has filed, pursued, maintained, or, threatened in writing to file, pursue, or maintain any claim, lawsuit, charge, complaint, or other action alleging that any Licensed Patent is invalid or unenforceable;

(f) to AprilBio’s Knowledge, Evommune’s and its Affiliates’ and Sublicensees’ practice and use of the inventions claimed in the Licensed Patents as permitted herein will not infringe any intellectual property rights of any Third Party;

(g) except as set forth on Schedule 8.2(g), AprilBio has all right, title, and interest in and to the Licensed Technology and the Licensed Technology is free and clear of any liens, charges, encumbrances, or rights of others to possession or use;

(h) except as set forth on Schedule 8.2(h), AprilBio has not previously licensed, assigned, transferred, or otherwise conveyed any right, title, or interest in and to the Licensed Technology to any Third Party, including any rights with respect to the Compound or Current Product;

(i) all Development (including non-clinical studies and Clinical Trials) related to the Compound and Current Product prior to the Effective Date has been conducted in accordance with all Laws in all material respects;

(j) except as set forth in the clinical study report for the Australian Phase I Clinical Trial delivered to Evommune prior to the date hereof, there have been no serious Adverse Events in the Australian Phase I Clinical Trial; and

(k) except for the Compound and the Existing IL-18 Programs, AprilBio and its Affiliates are not involved in the research and/or development of any Competing Product or any other compound or product that does, or is intended to, bind, functionally inhibit, and/or otherwise modulate IL-18 (whether singularly or together with other targets).

8.3

Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPOUND, PRODUCT (INCLUDING CURRENT PRODUCT), OR PATENTS THAT ARE LICENSED OR TRANSFERRED TO THE OTHER PARTY UNDER THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE DEVELOPMENT OR COMMERCIALIZATION EFFORTS WITH REGARD TO THE COMPOUND OR PRODUCT (INCLUDING CURRENT PRODUCT) WILL BE SUCCESSFUL.

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1

Indemnification by Evommune. Evommune shall indemnify, defend, and hold AprilBio and its Affiliates and each of their respective employees, officers, directors, and agents (the “AprilBio Indemnitees”) harmless from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits (including Third Party Actions) resulting from: (a) Evommune’s negligence or willful misconduct; (b) Evommune’s performance of its obligations under this Agreement; (c) Development or Commercialization of the Compound or Product by or on behalf of Evommune; or (d) breach by Evommune of its representations or warranties set forth in ARTICLE 8; provided, however, that Evommune’s obligations pursuant to this Section 9.1 shall not apply (x) to the extent such claims or suits result from the negligence or willful misconduct of any of the AprilBio Indemnitees, or (y) with respect to claims or suits arising out of breach by AprilBio of its representations or warranties set forth in ARTICLE 8.

9.2

Indemnification by AprilBio. AprilBio shall indemnify, defend, and hold Evommune and its Affiliates and each of their respective employees, officers, directors, and agents (“Evommune Indemnitees”) harmless from and against any and all liability, damage, loss, cost, or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits (including Third Party Actions solely with respect to Section 9.2(c)) resulting from: (a) AprilBio’s negligence or willful misconduct; (b) AprilBio’s performance of its obligations under this Agreement; or (c) breach by AprilBio of its representations, warranties, or covenants set forth in ARTICLE 8; provided, however, that AprilBio’s obligations pursuant to this Section 9.2 shall not apply (x) to the extent that such claims or suits result from the negligence or willful misconduct of any of Evommune Indemnitees or (y) with respect to claims or suits arising out of a breach by Evommune of its representations or warranties set forth in ARTICLE 8.

9.3

No Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF, EXCEPT WITH RESPECT TO CLAIMS MADE BY THIRD PARTIES FOR WHICH EVOMMUNE HAS INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 AND APRILBIO HAS INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.2. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 7.

9.4

Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this ARTICLE 9, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto, provided that, any failure of the indemnified Party to comply with the provisions of this clause (a) will not relieve the indemnifying Party of any defense or indemnity obligations under this Agreement except to the extent that the indemnifying Party is prejudiced by such failure; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement, or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement, or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee or which adversely affects or would be reasonably expected to adversely affect the indemnified Party or any indemnitee, without the prior written consent of the indemnified Party. The indemnifying Party will not compromise or settle any claim or suit or consent to any judgment in respect thereof that does not include a complete and unconditional release of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses. The indemnified Party may participate in the defense of any such suit, claim, or demand at its own cost and expense with counsel of its choosing. The indemnifying Party shall have no liability under this ARTICLE 9 with respect to claims or suits settled or compromised without its prior written consent.

9.5

Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts, that are reasonable and customary in such Party’s jurisdiction in the pharmaceutical and biotechnology industry for companies engaged in comparable activities in the Territory. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 9.5.

ARTICLE 10

TERM AND TERMINATION

10.1

Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE 10, shall continue in full force and effect, on a country-by-country and Product-by-Product basis until the date on which the Royalty Term in such country with respect to such Product expires, at which time this Agreement shall expire in its entirety with respect to such Product in such country and the terms of Section 10.7(b)(i) shall apply.

10.2

Termination of the Agreement for Convenience. At any time during the Term, Evommune may, at its convenience, terminate this Agreement in its entirety or on a Product-by-Product or country-by-country basis upon [***] days’ prior written notice to AprilBio. In the event Evommune wishes to invoke termination pursuant to this Section 10.2, Evommune shall provide AprilBio with written notice thereof and the Executive Officers shall discuss in good faith, for a period of [***] days, any adjustments to the terms of this Agreement or a plan to wind-down, discontinue, and/or terminate activities with respect to the Compound and such Product(s). If the Executive Officers cannot reach resolution within such [***]-day period, Evommune may proceed to terminate this Agreement in accordance with this Section 10.2.

10.3	Termination upon Material Breach.

(a) Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within [***] days (or within [***] days if such breach relates to the failure of Evommune to pay any amount due to AprilBio hereunder). If such breach is not cured within [***] days (or within [***] days with respect to a breach of payment obligations hereunder) after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party. For clarity, such material obligations may apply to the performance of either: (i) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement; or (ii) a specific Product or Product(s), in which case this provision shall apply only to such affected Product or Product(s).

(b) AprilBio Cure Period. If AprilBio materially breaches any of its material obligations under this Agreement and (i) such breach by AprilBio is not cured within [***] days of receipt following a notice from Evommune under Section 10.3(a) (the “Cure Period”), and (ii) either (A) AprilBio has agreed that it has materially breached any of its material obligations under this Agreement, or (B) it been finally determined in accordance with ARTICLE 11 that AprilBio has materially breached any of its material obligations under this Agreement, then Evommune may elect not to terminate this Agreement and, instead, during the period commencing at the end of the Cure Period and continuing until the end of the last Royalty Term in all countries, exercise the following remedy, [***]: reduce (x) the future development milestone payments under Section 5.2, (y) the future commercial milestone payments under Section 5.3, and (z) the then-applicable royalty rates under Section 5.5 by [***]. During the time period that the Parties are resolving a dispute as to whether AprilBio materially breached a material obligation under this Agreement until such time that such dispute is finally adjudicated by a court of competent jurisdiction in accordance with ARTICLE 11, Evommune may deposit [***] of any future development milestone payments under Section 5.2, future commercial milestone payments under Section 5.3, and future royalty payments under Section 5.5 into an interesting-bearing escrow account for the benefit of AprilBio held by an escrow agent mutually agreed upon by the Parties for which the balance is released to AprilBio if AprilBio prevails or for which all earned interest is released to AprilBio and the remainder is released to Evommune if Evommune prevails. For clarity, following an election by Evommune under this Section 10.3(b), [***].

(c) Material Breach Dispute. Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with ARTICLE 11.

10.4

Termination for Patent Challenge. If Evommune or its Affiliates or Sublicensees commence proceedings (whether before a Regulatory Authority or other Governmental Body) anywhere in the world, or assist, directly or indirectly, any Third Party in commencing or participating in proceedings (whether before a Regulatory Authority or other Governmental Body) alleging that any claim in any of the Licensed Patents is invalid, unenforceable, or otherwise not patentable (other than any defensive action by Evommune or any its Affiliates or Sublicensees in response to any action by AprilBio or any of its Affiliates or (sub)licensees) (each such proceeding, a “Patent Challenge”), then AprilBio shall have the right to terminate this Agreement immediately upon notice to Evommune; such termination to be effective immediately. Evommune shall notify AprilBio promptly (and in no case later than [***] days) after commencement of any Patent Challenge.

10.5

Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety upon written notice as a result of the other Party experiencing a Bankruptcy Event; provided, that such termination shall be effective only if such Bankruptcy Event is not dismissed within [***] days after the institution thereof.

10.6

Termination for Cessation of Active Development. Prior to receiving Marketing Approval for a Product in the United States or European Union, AprilBio shall have the right to terminate this Agreement upon [***] days’ prior written notice to Evommune in the event that AprilBio reasonably determines that there has been a Cessation of Active Development. In the event AprilBio wishes to invoke termination pursuant to this Section 10.6, AprilBio shall provide Evommune with written notice thereof and the Executive Officers shall discuss in good faith, for a period of [***] days, any adjustments to the terms of this Agreement or a plan to wind-down, discontinue, and/or terminate activities with respect to the Compound and such Product(s). If the Executive Officers cannot reach resolution within such [***]-day period, AprilBio may terminate this Agreement pursuant to this Section 10.6.

10.7	Effects of Expiration or Termination.

(a) Survival.

(i) Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive: ARTICLE 1, ARTICLE 7 (excluding Section 7.5), ARTICLE 9, ARTICLE 11, and ARTICLE 12 (excluding Section 12.3, but including solely Section 12.3(a)(iii)(B)); and Sections 2.4, 4.4 (to the extent provided in Section 10.7(b)(ii)(6)), 4.5 (solely with respect to Product sold, distributed, or transferred prior to the effective date of expiration or termination), 5.7, 5.9, 5.10, 5.11, 5.12, 5.13, 6.1, 6.4(c), 6.5(c), 8.3, 10.7, and 10.9.

(ii) Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(b) Licenses.

(i) As of the effective date of expiration of the Royalty Term with respect to a given Product and country, the license from AprilBio to Evommune under Section 2.1 shall convert to a fully paid, royalty free, irrevocable, perpetual, non-exclusive, and sublicensable license under the Licensed Technology to Develop and Commercialize the Compound and such Product in the Field in such country.

(ii) Upon termination of this Agreement for any reason, the following terms and conditions shall apply with respect to such Product(s) and country(ies) as are the subject of such termination:

(1) all licenses granted to Evommune under Section 2.1 shall terminate;

(2) Evommune shall, upon written request by AprilBio and subject to AprilBio assuming legal responsibility for any Clinical Trials of the Compound and such Product(s) then ongoing, transfer to AprilBio [***], all Regulatory Filings prepared or obtained by or on behalf of Evommune prior to the date of such termination, to the extent related to the Compound and such Product(s) and country(ies) and transferable, and Evommune shall have the right to retain one (1) copy of such transferred Regulatory Filings for record-keeping purposes;

(3) Evommune shall, upon written request of AprilBio [***], assign and cause its Affiliates (as applicable) to assign to AprilBio, effective as of the effective date of such termination, all of Evommune’s (or its Affiliate’s) right, title, and interest in and to all trademarks, trade dress rights, and relevant trademark applications and registrations that are used in connection with the Compound and such Product(s). Each Party shall execute and deliver or shall cause its Affiliates (as applicable) to execute and deliver to the other Party all documents that are necessary to fulfill the obligations set forth in this Section 10.7(b)(ii)(3);

(4) Evommune shall, upon written request of AprilBio [***], return to AprilBio or destroy, at AprilBio’s election, all relevant records and materials in its possession or control containing or comprising the Licensed Know-How or such other Confidential Information of AprilBio; provided, however, that Evommune shall have the right to retain one (1) copy of such Licensed Know-How and such other Confidential Information of AprilBio subject to an ongoing obligation of confidentiality for archival purposes only;

(5) Evommune may, at its sole option and discretion, (i) destroy any and all chemical, biological, or physical materials relating to or comprising the Compound and such Product(s) [***], including clinical supplies of the Compound and such Product(s), that are in Evommune’s possession or control, or (ii) sell such materials (in whole or in part) to AprilBio [***];

(6) to the extent not prohibited by Law, Evommune shall, [***], wind down any ongoing Clinical Trials with respect to the Compound and such Product(s), or at AprilBio’s option upon written request by AprilBio to Evommune, transfer such Clinical Trials to AprilBio [***], in which case Evommune shall transfer to AprilBio the relevant Clinical Trial supplies of the Compound and such Product(s) [***]. Evommune shall continue to comply with its reporting obligations set forth in Section 4.3;

(7) Evommune and its Affiliates and Sublicensees may, only with prior notice to and consent of AprilBio, during the [***] period following such termination, to sell any commercial inventory of the Compound and such Product(s) which remains on hand as of the date of the termination, so long as Evommune pays to AprilBio the commercial milestones and royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement. Any commercial inventory remaining following such [***] period shall be offered for sale to AprilBio [***]; and

(8) Evommune shall, and hereby does, grant to AprilBio a [***] (or, [***], in accordance with, and to the extent set forth in this Section 10.7(b)(ii)(8)) license with the right to grant sublicenses, under all rights in any and all Patents and Know-How Controlled by Evommune, to the extent necessary or reasonably useful to Develop and Commercialize the Compound and such Product(s). In the event [***], then (A) in consideration for [***], AprilBio shall pay to Evommune a royalty on net sales of the Compound and such Product(s) in such country(ies) at a rate to be negotiated in good faith by the Parties promptly after notice of termination and in any case prior to AprilBio’s commencement of sales, with such rate based on the stage of Development or Commercialization of the Compound and such Product(s) as of the effective date of termination and relative contribution by AprilBio and Evommune of their respective resources in the Development and Commercialization of the Compound and of such Product(s); (B) [***]. If after negotiating for a period of [***] days, the Parties are unable to agree on such royalty rate, such royalty rate shall be determined by binding arbitration pursuant to Section 11.4; and (C) [***].

(iii) Upon any termination of this Agreement, [***].

10.8	Termination on Bankruptcy or Insolvency.

(a) Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by AprilBio are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, to the extent applicable, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

(b) Continuing Rights. The Parties agree that, in the event AprilBio experiences a Bankruptcy Event, Evommune shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property and all embodiments of such intellectual property, including any intellectual property and embodiments of such intellectual property relating to the monospecific recombinant Serum Albumin Fab-Associated (SAFA) protein, all as necessary for Evommune to exercise its rights and obligations under this Agreement in a manner consistent with Evommune’s ability to exercise its rights and obligations under this Agreement before such Bankruptcy Event, which, if not already in Evommune’s possession, shall be promptly delivered to Evommune (i) following the occurrence of such Bankruptcy Event, upon written request therefor by Evommune, unless AprilBio elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i), following the rejection of this Agreement by AprilBio and Evommune’s election to retain its rights under the Agreement in accordance with Section 365(n)(1)(B) of the U.S. Bankruptcy Code, upon written request therefor by Evommune.

10.9

Other Remedies. Termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.

ARTICLE 11

DISPUTE RESOLUTION

11.1

Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish under this ARTICLE 11 procedures to facilitate the resolution of disputes arising under this Agreement (other than any disputes relating to matters which are reserved to the final decision-making authority and/or discretion of one Party or the other pursuant to Section 3.1(d) (each, a “Non-Escalable Dispute”), in which case, such matter shall be determined pursuant to Section 3.1(d) and shall not be part of the dispute resolution procedure set forth in this ARTICLE 11) in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by the Senior Executives within [***] days from the day that one Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 11.2.

11.2

Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a dispute (other than a Non-Escalable Dispute) that remains unresolved by the Senior Executives for a period of thirty (30) days as set forth in Section 11.1 arising between the Parties in connection with this Agreement, or a dispute relating to material breach, be resolved by the Executive Officers, within [***] days after referral of such dispute to them. If the Executive Officers cannot resolve such dispute within fifteen (15) days after referral of such dispute to them, then, at any time after such [***]-day period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

11.3

Injunctive Relief. No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

11.4

Baseball Arbitration. Notwithstanding the above, if the Parties are unable to agree on any royalty rate pursuant to Section 10.7(b)(ii)(8) within the time period specified therein, either Party may refer such dispute to a panel (the “Panel”) of independent experts with experience in the biopharmaceutical industry who are not current Representatives of either Party or any of their Affiliates, or have not been former Representatives of either Party or any of their Affiliates within the prior [***] years (each, an “Independent Expert”) for resolution. Within [***] days after initiation of arbitration, each Party shall select one (1) Independent Expert and the two (2) Independent Experts so selected shall mutually select a third Independent Expert. In making their dispute resolution determination, the Panel shall not have the authority to modify any term or provision of either Party’s offer and shall select the offer made by one of the Parties’ as is at its decision. A majority consensus decision by any two (2) of the Independent Experts shall be final, conclusive, and binding on the Parties. The Panel shall promptly resolve the dispute but in any case within [***] days following the date the last member is appointed to the Panel. No Party or any Affiliate or Representative of a Party shall meet or discuss any matters with the Panel without the other Party’s presence, either in person or by telephone. Each Party shall submit a written statement to the Panel and the other Party describing in reasonable detail its position with regard to the dispute. The Panel shall have the power to require a Party to provide to the Panel such information as it deems reasonably relevant to the resolution of the dispute, and to require a Party to answer questions that the Panel deems reasonably relevant to the resolution of the dispute. All information (including answers to questions from the Panel) submitted to the Panel must be concurrently delivered to the other Party. Except in the case of fraud or manifest error on the part of such Independent Expert(s), the decision of the Panel shall be binding upon the Parties, and the Parties shall promptly enter into, without modification, the proposal selected by the Panel with respect to such matter. The costs of the Panel and this dispute resolution process shall be borne by the Party whose proposal is not selected.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1

Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal, or other purposes, to constitute a partnership, agency, joint venture, or employer-employee relationship between the Parties. For all purposes, and notwithstanding any other provision of this Agreement, AprilBio’s legal relationship under this Agreement to Evommune, and Evommune’s legal relationship under this Agreement to AprilBio, will be that of independent contractor. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership, agency, joint venture, employment, franchise, or fiduciary or similar relationship for any tax purposes, and will file all Tax returns consistent therewith.

12.2	Assignment.

(a) Assignment Generally. Except as expressly provided herein, subject always to Section 12.2(d), neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by either Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed).

(b) Permitted Assignments. Notwithstanding Section 12.2(a), either Party may assign this Agreement, in whole or in part, to (i) any Affiliate (which will not constitute a sale of assets or other similar transaction for purposes of Section 5.6; provided that such Affiliate remains an Affiliate of the assigning Party) or (ii) subject always to Section 12.2(d), any Third Party acquirer of that portion of its business relating to the subject matter of this Agreement in a sale of assets or other similar transaction, in each case ((i) and (ii)), without the consent of the other Party. The assigning Party shall give written notice to the other Party promptly following any such assignment.

(c) [***]. In any event, both Evommune and any permitted assignee will continue to be responsible for Evommune’s obligations under [***] with respect to [***].

(d) Continuing Obligations. No assignment under this Section 12.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. The Parties acknowledge and agree that Evommune may assign its rights and obligations under this Agreement to its Affiliate; provided however, that Evommune hereby guarantees such Affiliate’s performance of all such obligations, including payment and indemnification obligations. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(e) Void Assignments. Any assignment not in accordance with this Section 12.2 shall be void.

12.3	Change of Control.

(a) In the event of a Change of Control of AprilBio in which the Acquirer is an Evommune Competitor, then as from the date of the closing of such Change of Control:

(i) the JSC shall immediately terminate;

(ii) Evommune’s reporting obligations set forth in Section 3.9 shall permit Evommune to redact (or opt not to include) any of its Confidential Information that would otherwise be required to be included in such reports prior to such Change of Control; and

(iii) AprilBio or its successor entity shall promptly assign, and shall, as applicable, cause its Affiliates to promptly assign to Evommune, to the extent assignable, all right, title, and interest in, to, and under the Product Licensed Patents, including the right to file, prosecute, and maintain such Product Licensed Patents (subject to the Parties’ right in Sections 6.4(b) and 6.5(b) as if such Product Licensed Patents are owned and controlled by AprilBio or its successor or their Affiliates) in all the countries of the world, and provide Evommune with such assistance as Evommune shall reasonably request to effect such assignment; provided, however, that (A) the sublicense in Section 2.3 and all payment obligations set forth in this Agreement will continue to be in full force and effect, including royalty payments as set forth in Section 5.5 with respect to such Product Licensed Patents as if such Product Licensed Patents are owned and controlled by AprilBio or its successor or their Affiliates, and (B) should this Agreement be terminated by Evommune pursuant to Section 10.2 or by AprilBio pursuant to Section 10.3, Evommune shall assign, and shall, as applicable, cause its Affiliates to assign, to AprilBio all right, title, and interest in, to, and under any Product Licensed Patents assigned to Evommune pursuant to this Section 12.3(a)(iii), including the right to file, prosecute, and maintain such Product Licensed Patents in all the countries of the Territory, and provide AprilBio with such assistance as AprilBio shall reasonably request to effect such assignment.

(b) Without limiting the generality of the foregoing Section 12.3(a), and to provide additional assurances to Evommune, (i) promptly following any Change of Control of AprilBio to an Acquirer that is an Evommune Competitor, and/or (ii) prior to initiation of a program by an Acquirer following consummation of a Change of Control to Develop a compound or product that would cause such Acquirer to become an Evommune Competitor, in each case (i) and (ii), AprilBio shall promptly notify Evommune in writing and such Acquirer shall implement an ethical wall between AprilBio and its Affiliates (other than such Acquirer) and such Acquirer with respect to the Licensed Technology that constitutes AprilBio’s Confidential Information until such Acquirer is no longer an Evommune Competitor. Following the implementation of such ethical wall, AprilBio shall promptly certify to Evommune such ethical wall is in place and describe the protections implemented. Such ethical wall shall include the adoption and implementation of customary and reasonable operational processes to keep the Licensed Technology that constitutes AprilBio’s Confidential Information confidential as to the Acquirer, its Affiliates, and their respective successors and assigns.

(c) In addition to any and all other remedies available to Evommune (including with respect to infringement by Acquirer programs existing prior to the consummation of such Change of Control), in the event that the Acquirer (i) does not implement such ethical wall as set forth in Section 12.3(b); and/or (ii) such Acquirer infringes (excluding infringement by Acquirer programs existing prior to the consummation of such Change of Control), makes use of, and/or misappropriates any of the Licensed Technology that constitutes AprilBio’s Confidential Information for which Evommune retains all rights to enforce its exclusive license set forth in Section 2.1 (in all cases, an “Unauthorized Use”), then, (A) AprilBio shall promptly inform Evommune in writing of such failure to implement an ethical wall or Unauthorized Use, (B) such Acquirer shall immediately take all reasonable measures to cause such Unauthorized Use to cease, (C) Patents and Know-How Controlled by the Acquirer arising from an Unauthorized Use (such Patents and Know-How, “Unauthorized IP”) will be deemed to be Controlled by AprilBio for purposes of this Agreement, (D) the restrictions set forth in Section 2.11(a)(ii) shall apply to such Acquirer’s Competing Product(s) that utilizes Unauthorized IP, and (E) the right of first negotiation set forth in Section 2.12 shall apply to such Acquirer’s Competing Product(s) that utilizes Unauthorized IP.

12.4

Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.5	Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with its Accounting Standards.

12.6

Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement (other than an obligation to make payments) for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a Governmental Body, acts of a government or an agency thereof or judicial orders or decrees or restrictions, or any other reason which is beyond the control of the respective Party. For clarity, both Parties agree that the COVID-19 pandemic existing as of the Effective Date and its possible development is not a force majeure event. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

12.7

No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

12.8

Entire Agreement of the Parties; Amendments. This Agreement and the Exhibits and Schedules hereto, the Confidential Disclosure Agreement dated November 17, 2023, and the Material Transfer Agreement dated April 4, 2024, constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification, or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.9	Captions. The captions to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.10

Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of the State of New York, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in the State of New York. The Parties hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts of the State of New York and agree to interpose no objection or defense premised in whole or in part on lack of personal jurisdiction, inconvenient forum, or want of venue. Notwithstanding the foregoing, any intellectual property-related dispute under this Agreement may be brought in any court of competent jurisdiction in the country in which the applicable intellectual property right arose.

12.11

Notices and Deliveries. Any notice, request, approval, or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by electronic mail (receipt verified), or by express courier service (signature required) to the Party to which it is directed at its address or e-mail address shown below or such other address or e-mail address as such Party shall have last given by notice to the other Party.

If to Evommune, addressed to:

Name:	Evommune, Inc.
Street:	1841 Page Mill Road, Suite 100
City:	Palo Alto, CA 94304
Country:	United States of America
Attn:	Gregory S. Moss, Chief Business & Legal Officer
Email:	Greg.Moss@evommune.com

With a copy, which shall not constitute notice, to:

Name:	DLA Piper LLP (US)
Street:	650 South Exeter Street
City:	Baltimore, MD 21202
Country:	United States of America
Attn:	Howard S. Schwartz
Email:	Howard.Schwartz@us.dlapiper.com

If to AprilBio, addressed to:

Name:	AprilBio Co., Ltd.
Address:	A-415, Terra Tower 2, 201, Songpa-daero,
Songpa-gu, Seoul, 05854
Country:	Republic of Korea
Attn:	Hyunsun Park, Chief Operation Officer
Email:	hyunsunpark@aprilbio.com

With a copy, which shall not constitute notice, to:

Name:	Arnold & Porter Kaye Scholer LLP
Street:	200 Clarendon St, 53rd Floor
City:	Boston, Massachusetts 02116
Country:	United States of America
Attn:	Hemmie Chang
E-mail:	Hemmie.Chang@arnoldporter.com

12.12	Language. The official language of this Agreement and between the Parties for all correspondence shall be the English language.

12.13

Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either Party.

12.14

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.15

Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; and (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. All references herein to Articles, Sections, Exhibits, and Schedules shall be deemed references to Articles and Sections of, and Exhibit and Schedules to, this Agreement unless the context shall otherwise require.

12.16

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the date first above written.

APRILBIO CO., LTD.		EVOMMUNE, INC.

By:	/s/ Sang-hoon Cha	By:	/s/ Luis Peña

Printed Name: San-hoon Cha		Printed Name: Luis Peña
Title: Chief Executive Officer		Title: President and CEO

[Signature Page to License Agreement]

Exhibit A

POC Development Plan, POC Study Budget, and POC Success Criteria

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Schedule 1.22

Compound Patents

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Schedule 1.30

Development and Manufacturing Contracts

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Schedule 1.52

Licensed Patents

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1.

Schedule 1.58

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Schedule 6.4(d)

Prosecution Cooperation Plan

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Schedule 7.6(a)

Initial Press Release

Evommune Secures Exclusive Rights to Develop and Commercialize a Phase 2-ready IL-18 targeted fusion protein from AprilBio

•	IL-18 modulation has potential for broad applicability in multiple inflammatory diseases.

•	Phase 2-ready program complementary to Evommune’s immunology pipeline.

•	Phase 1 trial demonstrated good safety and tolerability, favorable pharmacokinetics and target engagement.

Palo Alto, Calf., June xx, 2024 – Evommune, Inc., a clinical stage biotechnology company discovering and developing new ways to treat immune-mediated inflammatory diseases, today announced it has entered into a definitive, worldwide license agreement with AprilBio Co., Ltd., (Kosdaq: 397030) a biopharmaceutical company based in South Korea dedicated to developing specialized biologics and antibody drugs, for an IL-18 targeted fusion protein.

Under the terms of the agreement, Evommune receives exclusive, worldwide rights to research, develop and commercialize APB-R3, to now be known as EVO301, a long-acting injectable fusion protein that is designed to neutralize the signal pathway of IL-18 for the regulation of inflammation. Evommune plans to initiate a Phase 2 clinical trial in early 2025.

“We are committed to making a difference for patients suffering from chronic inflammation. Adding this exciting new targeted molecule is another important growth step for Evommune. EVO301 is a product candidate leveraging a novel approach in a mechanism that has demonstrated activity in prior clinical trials. While we continue to execute on our pipeline, including EVO756, our MRGPRX2 antagonist, EVO301 provides the potential to offer a best-in-class therapeutic for patients being underserved by existing treatment options in multiple diseases. We believe the proprietary serum albumin binding motif fused to an IL-18 binding protein may facilitate deep tissue penetration with an extended half-life,” said Luis Pena, Evommune President & CEO.

“As we evaluate partners for our pipeline products, we are thrilled to license the IL-18 fusion protein to Evommune, a company with significant drug development expertise in the areas of chronic inflammatory diseases. Evommune’s ability to broadly develop this product candidate throughout its potentially broad life cycle process was a key driver of our desire to collaborate with them,” commented Dr. Sang-hoon Cha, CEO at AprilBio.

About EVO301

A long-acting injectable therapeutic, EVO-301 is a fusion-protein that is designed to neutralize the signal pathway of IL-18 for the regulation of inflammation. IL-18, a proinflammatory cytokine of the IL-1 family, plays an important role in the T-cell-helper type 1 inflammatory response, primarily by its ability to induce IFN-gamma production in T-cells and natural killer cells.

About AprilBio

AprilBio Co., Ltd. is a biopharmaceutical company in South Korea founded in 2013. The company is specialized in development of specialized biologics and antibody drugs. The company’s platform technologies include a human phage-display Ab library and Anti-Serum Albumin Fab-Associated (SAFA) technology (versatile building block for half-life extension and generation of novel biological therapeutics). AprilBio is focused on rare diseases, oncology, autoimmune and inflammatory diseases.

About Evommune, Inc.

Evommune, Inc., a Palo Alto based biotech company, is creating game-changing science to treat immune-mediated inflammatory diseases by discovering, developing, and delivering therapies that address symptoms and halt progressive disease. For more information, please visit Evommune.com.

Contact:

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[Insert AprilBio Contact]

[Insert AprilBio Contact]

Schedule 8.2(g)

Rights to Licensed Technology

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Schedule 8.2(h)

Third Party Rights to Licensed Technology

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